Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 1, 2022, the daily average rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was USD 1.00 = CAD 1.3433.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2022 was estimated to be 38.9 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

On September 8, 2022, on the passing of Queen Elizabeth II, His Majesty King Charles III automatically became the Sovereign of Canada. The accession of His Majesty was formally proclaimed by the Government of Canada on September 10, 2022 by way of SI/2022-42. The executive power of the federal Government is vested in the King, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 338 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on September 20, 2021. As a result of that election the Liberal Party of Canada formed the Government. As of December 1, 2022, the distribution of seats in the House of Commons is as follows: the Liberal Party of Canada has 158 seats, the Conservative Party of Canada has 118 seats, the Bloc Québécois has 32 seats, the New Democratic Party has 25 seats, and the Green Party of Canada has two seats. There are two independent seats and one vacant seat.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Queen Elizabeth II proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of October 3, 2022, the Coalition avenir Québec party was re-elected and formed a majority government having obtained 90 out of 125 seats in Quebec’s National Assembly (41.0% of the votes cast), as compared to 21 seats (14.4% of the votes cast) for the official opposition Quebec Liberal Party, 11 seats (15.4% of the votes cast) for the Québec solidaire party and three seats (14.6% of the votes cast) for the Parti Québécois.

THE CANADIAN ECONOMY1

General

The key economic indicators for the Canadian economy and the Government of Canada consolidated statement of operations and accumulated deficit are presented in the following tables.

KEY ECONOMIC INDICATORS

	For the 2022 quarter ended (year-over-year)
	September	June	March	2021	2020	2019	2018	2017
Real GDP annual percentage change (1)	3.9	4.7	3.2	5.0	-5.1	1.9	2.8	3.0
Nominal GDP annual percentage change (2)	11.1	14.9	12.3	13.6	-4.5	3.6	4.2	5.7
GDP Implicit Price Index (2)(3)	6.9	9.8	8.8	8.2	0.6	1.5	1.6	2.6
Consumer Price Index (total items) (3)(4)	7.1	7.4	5.8	3.4	0.7	1.9	2.3	1.6
Industrial Product Price Index (3)	10.4	15.7	16.8	13.9	-0.4	-0.1	3.9	3.1
Unemployment Rate (percent) (2)(5)	5.2	5.1	5.8	7.5	9.6	5.7	5.8	6.3
Trade Balance (in millions of dollars) (2)	-7,745	4,560	8,839	-1,041	-49,502	-33,919	-43,576	-46,929

Source: Statistics Canada.

(1)	At market prices, chained 2012 dollars, and seasonally adjusted.
(2)	Seasonally adjusted.
(3)	Annual percentage changes.
(4)	Year-over-year growth rates for CPI are not based on seasonally adjusted data.
(5)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

GOVERNMENT OF CANADA – CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	For the years ended March 31,
	2022	2021	2020	2019	2018
Total revenues	413,277	316,446	334,131	332,218	311,216
Total program expenses, excluding net actuarial losses	468,816	608,522	338,467	314,555	297,936
Public debt charges	24,487	20,358	24,447	23,266	21,889
Annual surplus or deficit (-) before net actuarial losses	-80,026	-312,434	-28,783	-5,603	-8,609
Net actuarial losses	-10,186	-15,295	-10,609	-8,361	-10,352
Annual deficit	-90,212	-327,729	-39,392	-13,964	-18,961
Accumulated deficit at end of year	-1,134,493	-1,048,746	-721,360	-685,450	-671,254

Source: Public Accounts of Canada 2022 (Volume 1, Table 1.1).

Note: see page 18 for additional details and information.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 6 are calculated using real GDP at basic prices, constant 2012 dollars.

The chart below shows the distribution of real gross domestic product (“GDP”) at basic prices (2012 constant dollars) in 2021, which is indicative of the structure of the economy.

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding and rebasing.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 5 and 6 and GDP at market prices on pages 7 and 8.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 71.3% in 2021 while the remaining 28.7% was attributed to goods-producing industries.

The following table shows the composition of Canada’s real GDP at basic prices (2012 chained dollars) by sector in 2011 and over the 2017-2021 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2021	2020	2019	2018	2017	2011	2021	2016	2011
		(millions of 2012 dollars)					(percentage distribution)

Agriculture (1)	34,189	37,800	36,811	35,071	35,296	27,408	1.7	1.9	1.6
Forestry, fishing and hunting	4,706	4,476	4,668	5,200	5,127	5,264	0.2	0.3	0.3
Mining and oil and gas extraction	150,704	141,172	154,153	155,552	148,951	126,955	7.6	7.4	7.6
Manufacturing	187,791	179,447	198,494	198,531	192,637	180,460	9.5	10.3	10.8
Construction	149,565	141,952	144,595	143,471	139,395	134,398	7.6	7.3	7.5
Utilities	42,161	42,683	43,738	42,865	41,917	39,342	2.1	2.3	2.3
Transportation and warehousing	75,430	73,456	90,329	87,535	85,903	70,485	3.8	4.4	4.2
Wholesale and retail trade	212,342	200,216	206,083	200,475	194,671	173,350	10.7	10.3	10.3
Finance, insurance and real estate	416,238	400,425	390,464	380,261	370,957	306,700	21.0	19.4	18.3
Public administration	137,795	131,243	133,164	130,651	126,567	123,419	7.0	6.8	7.4
Health, social, educational, professional and other services	572,374	536,493	588,402	572,855	556,034	499,607	28.9	29.7	29.8

Total (2)	1,982,308	1,887,451	1,989,633	1,950,424	1,895,902	1,678,329	100.0	100.0	100.0

Source: Statistics Canada, Industry Accounts Division.

(1)	Agriculture includes support activities for agriculture and forestry.
(2)	Totals are not always equal to the sum of their components.

The share of service-producing industries in real GDP at basic prices increased from 69.9% in 2011 to 71.3% in 2021. The fastest growing industry in the services sector has been finance and insurance, which grew at an average annual growth rate of 3.1% between 2011 and 2021, compared to an average annual growth rate of 1.8% for the overall service sector. The goods-producing sector constituted 28.7% of real GDP at basic prices in 2021, down from 30.1% in 2011. The largest decrease occurred in manufacturing, with its share decreasing from 10.8% in 2011 to 9.5% in 2021, as the manufacturing industry has faced recent challenges from rising inflation and supply chain disruptions – especially in the area of semiconductors.

Real GDP at market prices grew 5.0% in 2021, rebounding from a 5.1% loss in 2020. Real GDP grew 1.9% in 2019, 2.8% in 2018, and 3.0% in 2017. GDP continued to recover from COVID-19 disruptions in 2022, posting 3.2% year-over-year growth in the first quarter of 2022, followed by increases of 4.7% and 3.9% in the second and third quarters of 2022, respectively.

Manufacturing was the largest goods-producing industry in Canada by GDP (at basic prices) in 2021. Real output rose by 1.9% in 2017 and 3.1% in 2018, 0.0% in 2019, and fell 9.6% in 2020. Output experienced a partial rebound in 2021, growing 4.6%. Growth in manufacturing output from 2017 to 2021 was the highest in miscellaneous manufacturing (a 22.3% increase), beverage and tobacco product manufacturing (an 11.9% increase), and non-metallic mineral product manufacturing (a 10.1% increase). Losses were highest in transportation manufacturing (a 21.0% decrease) and for motor vehicles (a 44.5% decrease) and for printing and related support activities (a 23.7% decrease). In 2022, the year-over-year growth in manufacturing output increased by 3.0%, 5.3% and 4.5% in the first, second and third quarter, respectively.

Mining and oil and gas extraction was the second largest goods-producing industry by GDP in 2021. In 2017, real output from mining and oil and gas extraction rose 9.5%, followed by an increase of 4.4% in 2018, and by declines of 0.9% in 2019 and 8.4% in 2020. In 2021, the sector grew 6.8% as it recovered from the COVID-19 pandemic. Over the 2017-2021 period, the sector’s real GDP increased by 10.8%, as oil and gas, which makes up more than 70% of the sector, grew by 14.8%. Support activities for mining and oil and gas extraction grew by 12.9%, while mining and quarrying activities grew a mere 0.3% over the 2017-2021 period. In 2022, year-over-year output in the mining and oil and gas extraction sector grew 1.2%, 7.3% and 4.5% in the first, second, and third quarters, respectively.

The  construction  sector  was  the  third  largest  goods-producing  sector in Canada in 2021. Construction output grew by 3.7% in 2017, 2.9% in 2018, and 0.8% in 2019, but declined by 1.8% in 2020. Growth picked-up again in 2021, at 5.4%, in response to rising housing demand. Construction growth from 2017 to 2021 was led by non-residential building construction, engineering and other construction activities, and residential building construction, which increased by 19.6%, 16.7% and 11.3%, respectively. Repair construction grew a more modest 3.7% over the same period. Overall construction output increased on a year-over-year basis by 1.7% in the first quarter, decreased slightly 0.2% in the second quarter, and then registered an increase of 3.9% in the third quarter of 2022.

Although the share of agricultural output2 in total real GDP was only 1.7% in 2021, agriculture is a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 30.4 million tonnes in 2017, 32.4 million tonnes in 2018, 32.7 million tonnes in 2019, and 35.4 million tonnes in 2020. In 2021, drought conditions in Western Canada reduced wheat yields to 22.3 million tonnes. Statistics Canada estimates wheat production will recover to 34.7 million tonnes in 2022.

[2]	Agriculture includes support activities for agriculture and forestry.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was $2.5 trillion in 2021. Nominal GDP grew 5.7% in 2017, 4.4% in 2018, and 3.5% in 2019, before dropping 4.5% in 2020 and rebounding 13.6% in 2021. On a year-over-year basis, nominal GDP increased by 12.2% in  the  first quarter, 14.9% in the second quarter, and 11.1% in the third quarter of 2022, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	(millions of dollars)
Income
Compensation of employees	1,382,477	1,256,348	1,269,913	1,161,007	1,174,784	1,126,948	1,069,956
Gross operating surplus	805,069	716,275	724,810	609,746	608,415	595,791	571,830
Gross mixed income	322,271	292,787	295,037	277,761	275,839	261,378	252,569
Taxes less subsidies and residual error	277,173	206,689	219,858	161,167	254,525	251,638	246,286

Gross Domestic Income	2,786,991	2,472,099	2,509,618	2,209,681	2,313,563	2,235,675	2,140,641

Expenditure
Final consumption expenditure	2,077,915	1,890,395	1,913,773	1,767,727	1,814,251	1,756,531	1,684,247
Household final consumption	1,458,452	1,308,672	1,327,635	1,227,897	1,300,816	1,260,446	1,209,153
Government final consumption	579,396	544,699	548,618	503,950	478,063	462,369	443,184
Non-profit institution final consumption	40,067	37,024	37,520	35,880	35,372	33,716	31,910
Gross fixed capital formation	644,720	595,275	602,537	519,733	522,402	506,963	485,847
Business gross fixed capital formation	539,123	497,396	503,762	426,505	433,936	417,469	400,453
Residential structures	244,369	242,956	244,422	186,157	168,749	166,994	165,542
Non-residential structures and machinery and equipment	242,763	203,757	208,953	193,113	217,322	205,583	194,974
Intellectual property product	51,991	50,683	50,387	47,235	47,865	44,892	39,937
Government gross fixed capital formation	102,891	95,280	96,192	90,991	86,315	87,133	83,074
Non-profit institution gross fixed capital formation	2,707	2,599	2,583	2,237	2,151	2,361	2,320
Investment in inventories	53,699	-10,796	-5,113	-27,926	10,699	15,677	18,284
Exports (goods and services)	935,601	755,109	775,823	655,852	748,500	722,690	673,326
Imports (goods and services)	925,552	757,167	776,863	705,354	782,419	766,265	720,254
Residual error and estimate	605	-717	-539	-351	130	79	-809

Gross Domestic Expenditure	2,786,991	2,472,099	2,509,618	2,209,681	2,313,563	2,235,675	2,140,641

Gross Domestic Expenditure in Chained 2012 Dollars	2,172,802	2,090,576	2,103,305	2,002,923	2,109,991	2,070,888	2,014,933

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Seasonally adjusted, annual rates.

[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments and Main Risks to the Economy4

Real GDP grew by 3.0% in 2017, 2.8% in 2018, and 1.9% in 2019, before dropping 5.1% in 2020 and rebounding by 5.0% in 2021. The growth between mid-2016 and 2019 was supported by strong consumption and investment. Canada’s real GDP grew year-over-year by 3.2%, 4.6%, and 3.9% in the first, second, and third quarters of 2022, respectively.

Real household spending rose 3.8% in 2017, 2.6% in 2018, and 1.5% in 2019, before dropping 6.3% in 2020 and rebounding 5.1% in 2021. Year-over-year growth in household spending grew 5.2%, 8.2%, and 2.9% in the first, second, and third quarters of 2022, respectively.

Household savings as a percentage of personal disposable income was 2.0% in 2017, 0.6% in 2018, 2.1% in 2019, 14.0% in 2020, and 11.0% in 2021. The household savings rate was 8.8%, 5.1% and 5.7% (annual rates) in the first three quarters of 2022, respectively.

Real investment in non-residential structures, machinery and equipment grew 1.9% in 2017, 3.5% in 2018, and 3.2% in 2019, before dropping 11.6% in 2020 and growing 4.3% in 2021. On a year-over-year basis, non-residential structures, machinery and equipment investment grew 12.0%, 10.7%, and 10.8%, in the first, second, and third quarters of 2022, respectively. In 2017, 2018, and 2019 real intellectual property products investment rose 8.8%, 12.4%, and 3.7%, respectively, before declining 2.4% in 2020, and recovering 4.0% in 2021. On a year-over-year basis, intellectual property products investment fell -3.5% and -1.3% in the first and second quarters of 2022 before growing 1.4% in the third quarter.

Housing starts were 219.8 thousand units in 2017, 212.8 thousand units in 2018, 208.7 thousand units in 2019, 216.7 thousand units in 2020, and 271.2 thousand units in 2021. Over the first three quarters of 2022, housing starts averaged an annual level of 262.9 thousand units.

Real government final consumption grew 2.1% in 2017, 3.2% in 2018, 1.0% in 2019, 1.3% in 2020, and 6.4% in 2021. The year-over-year growth in government spending on goods and services was 2.2%, 0.9% and 1.6% in the first three quarters of 2022, respectively.

In  current dollar  terms, the trade  balance in goods and  services (on a balance of payments basis) was a deficit of $46.9 billion in 2017, $43.6 billion in 2018, $33.9 billion in 2019, $49.5 billion in 2020, and $1.0 billion in 2021. In the first three quarters of 2022, the average trade balance in goods and services was a surplus of $10.0 billion at annual rates.

Canada’s economic recovery from the pandemic recession has been strong, with real gross domestic product (GDP) and employment having returned to pre-pandemic levels in the fourth quarter of 2021 — the fastest recovery of the last three recessions. Nevertheless, the economy is now showing signs of slowing as central banks around the world are raising rates to address inflationary pressures. Elevated inflation, rising interest rates, and lower housing and equity prices are weighing on household finances and will slow household spending. However, Canadian households have accumulated substantial savings buffers during the pandemic, and tightness in the labor market has resulted in a solid rise in wage growth, which is helping to lessen the impacts on household finances. At the same time, a weakening global economy is weighing on commodity prices and will ultimately have an impact on demand for Canadian exports.

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2012 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 2.6% in 2017, 1.6% in 2018, 1.5% in 2019, 0.6% in 2020, and 8.2% in 2021. The year-over-year change in the implicit price deflator grew 8.8%, 9.8%, and 6.9% in the first three quarters of 2022, respectively.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) remained almost entirely within the 1% to 3% target range until the start of the COVID-19 pandemic. Total CPI rose 1.6% in 2017, 2.3% in 2018, 1.9% in 2019, and 0.7% in 2020, and 3.4% in 2021. On a year-over-year basis, total CPI increased 5.8%, 7.5%, and 7.2% in the first three quarters of 2022, respectively5. The high level of inflation is in large part a symptom of high demand for goods and supply chain disruptions caused by the pandemic. Russia’s illegal invasion of Ukraine spurred additional energy and food inflation, and consequently, prices for goods in these categories have increased significantly in the first three quarters of 2022. More recently, elevated inflation has reflected excess demand in the domestic economy, including in the labor market.

PRICE DEVELOPMENTS

	GDP Implicit Price Index (1)	Consumer Price Index						Industrial Product Price Index
For the years ended December 31,		Total	Food	Total excluding Food	Energy	Total excluding Food and Energy	Shelter
	(annual percentage changes)
2017	2.6	1.6	0.1	1.9	5.3	1.6	1.7	3.1
2018	1.6	2.3	1.9	2.3	6.7	1.9	2.1	3.9
2019	1.5	1.9	3.4	1.7	-2.2	2.1	2.5	-0.1
2020	0.6	0.7	2.3	0.4	-7.6	1.1	1.7	-0.4
2021	8.2	3.4	2.5	3.6	18.8	2.4	3.9	13.9

2021Q4	8.9	4.7	4.5	4.8	24.3	3.2	5.0	16.4
2022Q1	8.8	5.8	6.7	5.6	25.1	4.0	6.5	16.8
2022Q2	9.8	7.5	8.8	7.3	33.4	5.1	7.3	15.7
2022Q3	6.9	7.2	9.8	6.6	20.3	5.4	6.8	10.4

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

[5]	Year-over-year growth rates for CPI are based on non-seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Quebec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2017	19,530	18,281	6.4	1,216	1,095	9.9	4,428	4,159	6.1
2018	19,732	18,568	5.9	1,224	1,110	9.3	4,467	4,222	5.5
2019	20,140	18,986	5.7	1,236	1,129	8.7	4,541	4,308	5.1
2020	19,897	17,999	9.6	1,213	1,082	10.8	4,498	4,100	8.9
2021	20,385	18,865	7.5	1,242	1,124	9.6	4,547	4,269	6.1

2021Q4	20,570	19,272	6.3	1,252	1,137	9.2	4,570	4,345	4.9
2022Q1	20,617	19,425	5.8	1,251	1,144	8.5	4,576	4,361	4.7
2022Q2	20,662	19,613	5.1	1,257	1,164	7.4	4,563	4,374	4.1
2022Q3	20,611	19,547	5.2	1,256	1,162	7.5	4,569	4,371	4.3

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2017	7,506	7,053	6.0	3,686	3,420	7.2	2,694	2,554	5.2
2018	7,609	7,173	5.7	3,713	3,473	6.5	2,719	2,590	4.7
2019	7,816	7,377	5.6	3,748	3,506	6.5	2,798	2,666	4.7
2020	7,766	7,022	9.6	3,685	3,305	10.3	2,735	2,491	9.0
2021	8,007	7,366	8.0	3,747	3,451	7.9	2,841	2,656	6.5

2021Q4	8,123	7,585	6.6	3,766	3,507	6.9	2,859	2,699	5.6
2022Q1	8,126	7,635	6.0	3,798	3,561	6.2	2,867	2,724	5.0
2022Q2	8,165	7,730	5.3	3,797	3,603	5.1	2,880	2,880	4.8
2022Q3	8,116	7,664	5.6	3,798	3,610	4.9	2,872	2,740	4.6

Source: Statistics Canada, The Labour Force Survey.

(1)	Annual employment levels are based on not seasonally adjusted data, while quarterly employment levels are based on seasonally adjusted data.
(2)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

Employment increased by 2.1% in 2017, 1.6% in 2018, and 2.2% in 2019 before declining 5.2% in 2020 and recovering 4.8% in 2021. Over the first three quarters of 2022, employment grew at 1.9% on an annualized basis. Meanwhile, the labor force grew 1.3% in 2017, 1.0% in 2018, and 2.1% in 2019, before contracting by 1.2% in 2020 and rebounding 2.5% in 2021. Over the first three quarters of 2022, the labor force has grown by 0.3% on an annualized basis.

Before COVID-19, all provinces saw significant decreases in unemployment rates between 2016 and 2020. The unemployment rate was 6.4% in 2017, 5.9% in 2018, and 5.7% in 2019, before increasing to 9.6% in 2020 and falling back to 7.5% in 2021. Despite COVID-19 interrupting this trend of declining unemployment, the labor market has tightened significantly since the last of Canada’s COVID-19 restrictions were lifted in the spring of 2022, with Canada’s unemployment rate remaining near or below pre-pandemic record lows since February 2022. Over the first three quarters of 2022, the unemployment rate averaged 5.3%, reaching a record low of 4.9% in June 2022.

Over the first three quarters of 2022, employment in the  service  sector accounted  for 79.6% of total employment, slightly more than in 2021. Within the service sector, the largest employment subsectors are health care and social assistance and retail trade. Employment in the goods sector, which makes up 20.4% of Canadian employment, is led by the manufacturing and construction subsectors. The subsector that grew the most in terms of employment share from 2018 to 2022 was professional, scientific and technical services. Meanwhile, the subsector that contracted the most was accommodation and food services, as labor shortages in higher-contact, lower-paying jobs have been especially pronounced.

SHARE OF TOTAL EMPLOYMENT BY SECTOR

(in percentages)

	For the years ended December 31,
	2022(1)	2021	2020	2019	2018
Total, all industries	100.0	100.0	100.0	100.0	100.0
Goods-producing sector	20.4	20.6	20.8	21.1	21.0
Agriculture	1.3	1.3	1.6	1.5	1.5
Forestry and logging with support activities	0.3	0.3	0.3	0.3	0.3
Fishing, hunting and trapping	0.1	0.1	0.1	0.1	0.1
Mining, quarrying, and oil and gas extraction	1.4	1.4	1.3	1.4	1.4
Utilities	0.8	0.7	0.8	0.7	0.8
Construction	7.7	7.6	7.6	7.7	7.8
Manufacturing	9.0	9.2	9.3	9.2	9.4
Services-producing sector	79.6	79.4	79.2	78.9	79.0
Wholesale trade	3.4	3.4	3.4	3.3	3.5
Retail trade	11.6	11.6	11.5	11.6	11.5
Transportation and warehousing	5.1	5.2	5.3	5.5	5.3
Finance, insurance, real estate and leasing	6.8	6.9	6.9	6.3	6.3
Professional, scientific and technical services	9.1	8.9	8.5	8.1	7.8
Business, building and other support services	3.6	3.8	3.9	4.0	4.1
Educational services	7.5	7.7	7.4	7.2	7.1
Health care and social assistance	13.4	13.6	13.5	13.1	12.9
Information, culture and recreation	4.2	3.8	3.8	4.0	4.1
Accommodation and food services	5.3	5.1	5.2	6.4	6.6
Other services	3.7	3.9	4.1	4.3	4.3
Public administration	5.7	5.6	5.5	5.3	5.1

Source: Statistics Canada, The Labour Force Survey.

(1)	First three quarters

EXTERNAL TRADE

Canada has continued to work towards implementing its goals of achieving freer trade and more open markets based on internationally agreed rules and practices at the multilateral, regional and bilateral levels, and is the only G7 country to have concluded trade agreements with all other G7 countries. At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and to fully participate in multilateral trade negotiations as well as ongoing discussions related to potential WTO reform initiatives, including through the Ottawa Group.

At the regional level, the Canada-United States-Mexico Agreement (“CUSMA”) entered into force between Canada, the U.S. and Mexico on July 1, 2020. The CUSMA preserves the essential trade benefits of the North American Free Trade Agreement (“NAFTA”), including existing tariff commitments, and incorporates new and updated provisions that seek to address 21st century trade issues. The three parties continue to collaborate in ensuring the full implementation of commitments under the Agreement, especially through regular engagement in the CUSMA Free Trade Commission and related committees. The CUSMA is also serving to support the management of regional trade issues, including the trade-related disputes over U.S. duties on Canadian softwood lumber and the interpretation of certain rules of origin for automotive goods.

The Comprehensive and Progressive Agreement for Trans-Pacific Partnership (“CPTPP”) is a free trade agreement among Canada and Australia, Brunei, Chile, Japan, Malaysia, Mexico, New Zealand, Peru, Singapore and Vietnam, which entered into force on December 30, 2018. Canada was among the first six countries to ratify the agreement, along with Australia, Japan, Mexico, New Zealand, and Singapore. The CPTPP also became effective with respect to Vietnam on January 14, 2019, Peru on September 19, 2021, and Malaysia on November 29, 2022. As a result, Canada now benefits from expanded preferential market access to CPTPP countries that have ratified the agreement. The CPTPP also provides for the Agreement’s potential expansion to include new economies, provided they have the ability to meet its high standards. On June 1, 2021, Canada and its CPTPP partners agreed to assess the potential accession of the United Kingdom (“U.K.”), and these accession discussions are ongoing.

At the bilateral level, Canada has implemented free trade agreements (“FTAs”) with the following countries: Chile, Colombia, Costa Rica, Honduras, Israel, Jordan, South Korea, Panama, Peru, Ukraine, and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein). In addition, provisional application of the Comprehensive Economic and Trade Agreement (“CETA”) between Canada and the European Union (“EU”), with its Member States, began in September 2017. The CETA will enter definitively into force once all Member States of the EU ratify the text according to their respective domestic constitutional requirements. However, the U.K. ceased to be a party to the CETA after December 31, 2020, and the Canada-U.K. Trade Continuity Agreement (“TCA”) entered into force on April 1, 2021, substantively replicating the CETA on a bilateral basis. On March 24, 2022, Canada and the U.K. announced the launch of negotiations toward a Canada-U.K. free trade agreement that would best reflect the two countries’ bilateral trading relationship. These negotiations are ongoing.

Canada is also committed to expanding and diversifying trade with large, fast-growing markets and regional groupings. In this respect, a focus of Canada’s Indo-Pacific Strategy (“IPS”) launched in November 2022 is to expand trade, investment and supply chain resilience in the Indo-Pacific region. The IPS seeks to increase export diversification and free trade access, including by joining the Indo-Pacific Economic Framework for Prosperity and the Digital Economic Partnership Agreement, as well as to improve market access through new FTAs, including those already under negotiation. Canada launched bilateral negotiations with Indonesia in June 2021, and with the 10 countries of the Association of Southeast Asian Nations (Brunei, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Vietnam) in November 2021. In March 2022, Canada and India agreed to re-launch negotiations towards a Comprehensive Economic Partnership Agreement (“CEPA”), while agreeing to work towards the conclusion of an interim agreement as a transitional step towards a CEPA.

In response to the invasion of Ukraine, on March 2, 2022, Canada withdrew eligibility for Most-Favoured-Nation (“MFN”) tariff treatment for virtually all goods originating in Russia and Belarus, resulting in the application of the General Tariff of 35% to these imports. This trade measure continues to be in force and is accompanied by Canada’s import prohibition on Russian petroleum products implemented on March 10, 2022. To address the exceptional circumstances of the illegal war and its impact on the Ukrainian economy, on June 9, 2022, Canada also implemented a temporary, one-year waiver of tariffs and trade remedy duties on imports originating in Ukraine.

Merchandise and Service Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	( in millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	36,966	35,863	47,487	43,495	37,828	39,728	38,912
Energy products	165,536	93,241	134,824	74,306	117,078	113,597	96,811
Metal ores & non-metallic minerals	24,641	18,629	25,665	20,718	20,701	19,095	16,499
Metal & non-metallic mineral products	64,594	56,776	76,602	66,449	64,429	64,371	61,538
Basic & industrial chemical, plastic & rubber products	33,678	28,209	38,960	30,047	33,633	34,992	32,778
Forestry products & building & packaging materials	44,862	41,784	54,825	41,616	41,718	47,102	43,767
Industrial machinery, equipment & parts	33,140	27,968	37,940	35,925	42,029	39,330	37,074
Electronic & electrical equipment & parts	23,389	19,861	26,967	25,696	29,391	29,045	28,383
Motor vehicles & parts	60,434	52,713	72,003	75,271	94,250	90,310	93,127
Aircraft & other transportation equipment & parts	16,863	18,811	24,157	22,560	27,863	25,817	22,756
Consumer goods	66,049	57,713	79,220	69,522	69,375	65,927	62,891
Other (2)	14,882	13,106	17,643	16,580	17,271	16,851	15,991

Total Exports (3)	585,034	464,674	636,284	522,183	595,564	586,165	550,525

Value of Imports
Farm, fishing & intermediate food products	20,948	17,256	23,739	21,429	21,249	20,292	19,447
Energy products	37,457	22,289	32,116	23,069	37,587	38,660	33,886
Metal ores & non-metallic minerals	14,479	11,025	15,402	16,469	14,163	14,369	12,375
Metal & non-metallic mineral products	48,427	43,851	58,791	49,683	39,589	41,466	40,916
Basic & industrial chemical, plastic & rubber products	50,584	37,403	51,797	41,206	45,013	47,309	43,076
Forestry products & building & packaging materials	26,547	22,242	30,211	25,995	26,884	26,870	25,457
Industrial machinery, equipment & parts	62,411	50,973	68,896	60,484	69,353	68,220	62,806
Electronic & electrical equipment & parts	63,598	54,727	74,180	67,991	71,923	71,279	67,629
Motor vehicles & parts	82,315	69,165	95,077	87,817	115,259	113,778	113,519
Aircraft & other transportation equipment & parts	17,425	14,635	19,853	19,397	26,509	23,898	10,904
Consumer goods	117,316	100,175	136,342	127,190	125,424	121,422	115,706
Other (2)	21,837	18,826	25,360	21,278	21,021	20,405	19,303

Total Imports (3)	563,343	462,578	631,744	562,007	613,973	607,971	575,024

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the world’s leading trading nations. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities still remain an important part of Canada’s exports. In 2021, energy products accounted for 21.2% of Canada’s merchandise exports, followed by consumer goods (12.5%) and metal and non-metallic mineral products (12.0%). Together, these three components represented 45.0% of total merchandise exports in 2021.

Canada and the United States are each other’s most important trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2021, trade with the United States accounted for 74.9% of the value of Canada’s merchandise exports and 62.2% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 17.5% of the United States’ exports and 12.8% of its imports in 2021. The United States’ share of imports from Canada has risen slightly on a year-to-date basis up to September 2022, likely due to higher energy prices.

The following table presents the geographical distribution of Canadian merchandise exports and merchandise imports for the periods indicated.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
Exports(1)
United States	77.0	74.4	74.9	71.9	74.9	74.1	74.7
Japan	2.4	2.4	2.3	2.4	2.1	2.2	2.2
United Kingdom	2.6	2.9	2.9	4.1	3.4	2.9	3.4
European Union(2)	4.5	4.9	4.9	9.5	8.3	7.9	8.0
Other	13.5	15.4	15.1	12.1	11.3	12.8	11.7

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports(1)
United States	61.9	61.9	62.2	62.3	63.9	64.4	64.6
Japan	1.6	1.8	1.8	1.8	2.0	2.1	2.4
United Kingdom	1.4	1.7	1.6	1.7	1.4	1.4	1.4
European Union(2)	9.2	9.2	9.1	10.7	10.8	10.5	9.9
Other	26.0	25.4	25.4	23.5	21.9	21.7	21.7

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	( 2012 = 100 )
Indices of physical volume
Exports	118.8	114.3	115.2	113.0	121.6	120.3	116.0
Imports	121.5	112.5	114.0	105.0	114.2	113.8	111.3

Indices of prices
Exports	150.7	123.8	126.3	107.9	111.3	110.8	106.6
Imports	142.1	125.2	127.6	122.6	121.4	118.5	114.7
Terms of trade(1)	106.0	98.9	98.9	88.0	91.7	93.6	92.9

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

Over the first three quarters of 2022, the service sector accounted for 15.9% of total exports and 17.6% of total imports (seasonally adjusted). Service exports are comprised of commercial services (69.6%), travel services (16.8%), transportation services (12.6%) and general government services (1.0%). On the import side, commercial services, transportation services, travel services and general government services accounted for 59.4%, 22.6%, 17.0% and 1.1% of total service imports, respectively. In 2021, the United States was Canada’s largest services trading partner, accounting for 55.7% and 56.9% of total service exports and imports, respectively.

The following tables present respectively the shares of total service exports and imports by sector and by country for the periods indicated.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY SECTOR (1)

(in percentages)

	First 3 quarters		For the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
Exports
Travel services	16.8	11.7	12.7	14.4	26.4	25.9	26.4
Transportation services	12.6	11.3	11.4	10.9	12.4	13.2	14.2
Commercial services	69.6	76.0	74.8	73.6	60.0	59.6	58.1
General government services	1.0	1.1	1.1	1.1	1.2	1.2	1.2

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
Travel services	17.0	5.6	7.3	12.3	28.0	28.3	31.0
Transportation services	22.6	19.7	20.2	17.7	19.5	20.2	19.9
Commercial services	59.4	73.5	71.3	68.9	51.6	50.5	48.2
General government services	1.1	1.2	1.2	1.1	0.9	1.0	0.9

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices, seasonally adjusted at annual rates. May not add to total due to rounding.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY COUNTRY (1)

(in percentages)

	2021	2020	2019	2018	2017
Exports
United States	55.7	55.0	53.4	54.3	55.2
Japan	1.2	1.2	1.4	1.4	1.5
Europe(2)	11.8	11.5	11.7	11.7	10.8
United Kingdom	4.9	4.9	4.9	5.4	5.2
Others	26.4	27.5	28.5	27.2	27.3

	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
United States	56.9	58.1	54.9	54.3	54.6
Japan	1.6	2.0	2.0	1.8	1.6
Europe(2)	13.0	11.8	12.7	13.0	12.8
United Kingdom	5.5	5.8	5.3	5.2	5.7
Others	23.0	22.5	25.2	25.6	25.3

	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices. May not add to total due to rounding.
(2)

Excludes United Kingdom. Includes Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Poland, Portugal, Russia, Spain, Sweden, Switzerland, Turkey, and Other Europe in and not in Organisation for Economic Co-operation and Development (OECD).

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	( in millions of dollars )
Current and Capital Account
Current account receipts
Goods and services	701,700	566,331	775,822	655,852	748,502	722,691	673,324
Goods	584,205	464,446	636,399	522,394	595,599	586,165	550,526
Services	117,496	101,885	139,424	133,458	152,902	136,525	122,800
Primary income	124,093	107,815	150,173	129,046	147,385	136,826	116,566
Secondary Income	13,201	10,747	15,105	12,665	15,297	13,902	11,951

Total receipts	839,095	684,893	941,101	797,563	911,183	873,416	801,843

Current account payments
Goods and services	694,163	567,873	776,863	705,353	782,421	766,266	720,254
Goods	563,947	462,307	631,703	562,652	614,397	607,970	575,025
Services	130,217	105,566	145,160	142,702	168,022	158,296	145,229
Primary income	135,478	108,622	150,471	120,959	155,672	143,101	125,270
Secondary income	16,985	14,830	20,516	18,827	18,275	17,194	16,317

Total payments	846,627	691,325	947,850	845,140	956,366	926,561	861,841

Current account balance
Goods and services	7,537	-1,543	-1,041	-49,502	-33,919	-43,576	-46,929
Goods	20,259	2,138	4,696	-40,257	-18,798	-21,806	-24,499
Services	-12,722	-3,681	-5,737	-9,244	-15,122	-21,769	-22,429
Primary income	-11,386	-807	-297	8,085	-8,286	-6,273	-8,702
Secondary income	-3,685	-4,082	-5,411	-6,162	-2,977	-3,292	-4,364

Total balance	-7,534	-6,432	-6,749	-47,578	-45,183	-53,140	-59,994

Capital account balance	-33	-38	-38	-48	-89	-76	-76

Financial Account (2)
Net lending/net borrowing, from financial account	-4,600	-1,540	-2,315	-49,017	-50,324	-46,388	-57,308

Net acquisition of financial assets	142,881	194,988	420,328	216,505	271,730	169,602	222,974
Canadian direct investment abroad	91,839	51,763	120,570	61,846	100,786	81,654	101,944
Canadian portfolio investment	-18,715	121,048	165,470	44,023	33,404	57,639	84,657
Foreign debt securities	40,467	33,115	52,832	1,749	27,716	50,159	16,028
Foreign equity and investment fund shares	-59,182	87,932	112,637	42,273	5,688	7,480	68,628
Official international reserves	12,630	23,880	25,319	1,772	127	-1,887	1,054
Other Canadian investment	57,127	-1,702	108,969	108,865	137,413	32,196	35,319

Net incurrence of liabilities
Foreign direct investment in Canada	56,984	57,239	81,304	40,985	65,031	55,236	32,606
Foreign portfolio investment	101,182	126,292	218,025	134,864	35,569	53,186	181,874
Canadian debt securities	113,731	97,839	172,061	148,860	37,965	27,793	126,244
Canadian equity and investment fund shares	-12,550	28,453	45,964	-13,996	-2,396	25,394	55,631
Other foreign investment	-10,684	12,997	123,314	89,674	221,454	107,567	65,802

Discrepancy (net errors and omissions)	5,911	9,092	4,472	-1,391	-5,052	6,829	2,765

Source: Statistics Canada, Canada’s Balance of International Payments.

(1)	Year-to-date (not annualized). Current and capital account data are seasonally adjusted. Financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $10.0 billion (seasonally adjusted, annualized level) in the first three quarters of 2022. Over the last five years, the three main components of the current account have evolved as follows:

(1)

Merchandise trade registered a deficit of $24.5 billion in 2017, $21.8 billion in 2018, $18.8 billion in 2019, and $40.3 billion in 2020, and  a  surplus  of  $4.7  billion  in  2021.  In  the  first  three  quarters  of  2022,  merchandise  trade  showed  an average surplus of $27.0 billion (annualized level).

(2)	The service account deficit narrowed from $22.4 billion in 2017 to $5.7 billion in 2021. The services deficit was $17.0 billion (annualized level) in the first three quarters of 2022.

(3)

The balance on primary income declined from a deficit of $8.7 billion in 2017 to a deficit of $297 million in 2021. The primary income deficit averaged $15.2 billion (annualized level) in the first three quarters of 2022.

Canada registered net financial account inflows (net borrowing) of $49.0 billion in 2020 and $2.3 billion in 2021. The net inflow was $6.1 billion in the first three quarters of 2022 (annualized level).

Net foreign portfolio investment in Canada sat at $181.9 billion in 2017, falling to $53.2 billion in 2018, and recovering to $218.0 billion by 2021. In the first three quarters of 2022, portfolio investment from abroad decreased significantly to $134.9 billion (annualized level). Foreign direct investment was $32.6 billion in 2017, $55.2 billion in 2018, $65.0 billion in 2019, $41.0 billion in 2020, and $81.3 billion in 2021.

Foreign direct investment in 2021 was led by manufacturing, energy and mining, and other trade and transportation. In 2022 Q1-3, foreign direct investment was $76.0 billion (annualized level).

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

The table below provides a breakdown of foreign direct investment in Canada for the periods indicated.

FOREIGN DIRECT INVESTMENT IN CANADA

	First 3 quarters (1)		For the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	(in millions of dollars)
All countries	53,102	59,975	82,329	36,056	67,062	48,803	29,550
United States	20,176	24,406	36,705	14,660	23,853	21,227	16,397
All other countries	32,926	35,569	45,624	21,396	43,209	27,576	13,153
All industries	53,101	59,973	82,329	36,056	67,062	48,803	29,550
Energy and mining (2)	9,824	15,898	16,781	-9,287	25,632	5,651	-4,883
Manufacturing	15,532	16,477	23,051	7,934	18,476	15,745	10,682
Trade and transportation (3)	4,201	8,920	11,937	10,533	-1,008	3,712	11,978
Finance and Insurance	6,327	6,321	9,373	5,525	7,947	2,544	4,541
Management of companies and enterprises	15,104	3,525	7,805	9,041	7,159	5,431	-66
Other industries (4)	2,113	8,832	13,379	12,311	8,885	15,720	7,297

Source: Statistics Canada, Canada’s Balance of International Payments.

Totals may not add up due to rounding.

(1)	Year-to-date (not annualized).
(2)	This combines the North American Industry Classification System (NAICS) codes 21 and 22.
(3)	This combines the North American Industry Classification System (NAICS) codes 41, 44, 45, 48 and 49.
(4)	This combines the North American Industry Classification System (NAICS) codes 11, 23, 51, 53, 54, 56, 61, 62, 71, 72, 81 and 91.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The Canadian dollar closed 2021 at an average rate price of 78.88 U.S. cents. From the beginning of 2022 through to September 30, the Canadian dollar average rate price ranged between 72.85 and 80.31 U.S. cents. The Canadian dollar average rate price on September 29, 2022 was 72.96 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2022 through September 29	For the years ended December 31,
		2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
	(in U.S. cents)
High	80.31	83.06	78.63	76.99	81.38	82.45	80.19	85.62	94.44	101.88	103.71	106.30
Low	72.85	77.27	68.98	73.53	73.30	72.76	68.21	71.41	85.68	93.14	95.76	93.83

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At September 29, 2022	At December 31,
		2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
	(in millions of U.S. dollars)
Total	102,689	106,615	90,428	85,297	83,926	86,625	82,718	79,753	74,700	71,937	68,546	65,819

Source: Department of Finance.

As of September 29, 2022, Canada’s official international reserves stood at U.S.$102,689 million equivalent. The total was composed of U.S.$56,081 million held in U.S. dollar denominated assets, U.S.$8,769 million equivalent in euro denominated assets, U.S.$5,768 million equivalent in pound sterling assets, U.S.$5,793 million equivalent in yen denominated assets, U.S.$22,171 million in Special Drawing Rights (“SDRs”) and U.S.$4,107 million in the form of the reserve position in the International Monetary Fund (“IMF”).

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$1,924 million of Canada Bills outstanding on September 30, 2022. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 30, 2022, there were no Canada Notes outstanding. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of September 30, 2022, there were no EMTNs outstanding. As of September 30, 2022, U.S.$13,000 million in foreign currency denominated bonds remained outstanding comprised of four U.S. dollar global bond issues.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), proceeds from the pollution pricing framework, foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by acts of Parliament and by Orders in Council. The Borrowing Authority Act, which entered into force by order of the Governor in Council on November 23, 2017, provides authorization for the borrowing of money on behalf of His Majesty in right of Canada, by way of the issue and sale of securities. Such borrowings under the Borrowing Authority Act are not to exceed $1,831 billion, provided that such amount shall exclude any amounts borrowed for the purpose of refinancing existing debt and addressing contingent liabilities or in extraordinary circumstances, including in the event of a natural disaster or to promote the stability or maintain the efficiency of the financial system in Canada. The main sources of borrowing are marketable bonds and treasury bills.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and some transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are defined as departments and as Crown corporations in the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting. Enterprise Crown corporations and other government business enterprises are defined as those entities that are not dependent on parliamentary appropriations and whose principal activity and source of revenue is the sale of goods and services to outside parties. The remaining Crown corporations, which rely on the Government for most of their financing, are classified as consolidated Crown corporations.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on an accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s main measure of financial performance is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. In 2019-20, the Government introduced an additional measure of financial performance in its financial reporting framework – the budgetary balance before net actuarial losses. This new measure is intended to enhance financial reporting and decision-making for users by isolating the impacts of re-measurements of public sector pension and other employee and veteran future benefit obligations, which are often significant and can potentially mask underlying events and trends in current government spending. The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, loans, investments and advances and public sector pension assets. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less financial assets.

Fiscal Policy

In fiscal  2021-22,  the  Government  posted  a  budgetary  deficit of $90.2 billion, compared to a budgetary deficit of $327.7 billion in fiscal 2020-21. The year-over-year improvement in the budgetary balance reflects the strong recovery of the Canadian economy from the effects of the pandemic, as well as the transition from broad-based supports under Canada’s COVID-19 Economic Response Plan to more targeted measures.  The  budgetary  deficit  before  net  actuarial  losses  was  $80.0  billion  in  fiscal  2021-22,  compared to  a  deficit  of $312.4 billion in fiscal 2020-21. Federal debt was 45.5% of GDP in fiscal 2021-22, down from 47.5% in the previous year and remaining well below its peak of 66.6% in fiscal 1995-96. Program expenses, excluding net actuarial losses, decreased by $139.7 billion, or 23.0%, over the prior year, largely reflecting lower transfers to individuals, businesses, and other levels of government under the Economic Response Plan. As a percentage of GDP, program expenses excluding net actuarial losses decreased to 18.8% in fiscal 2021-22, down from 27.6% in fiscal 2020-21. As a percentage of GDP, public debt charges were 1.0%, while net actuarial losses were 0.4% of GDP in fiscal 2021-22.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes cash transactions in loans, investments and advances, pensions and other employee and veteran future benefits, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance are also reflected in non-budgetary transactions.

There  was  a  total  financial  requirement  of  $81.4  billion  in  fiscal  2021-22,  compared  to  a  financial  requirement  of  $314.6  billion in  fiscal  2020-21. The Government financed this financial requirement of $81.4 billion and increased its cash balances by $36.7 billion by increasing unmatured debt by $118.1 billion.

Unmatured debt as a percentage of GDP stood at 49.9% in fiscal 2021-22, down from 51.0% in fiscal 2020-21.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for 48.0% of Government revenue in fiscal 2021-22 while corporate income taxes accounted for 19.1% of Government revenue.

There are currently five federal income tax brackets for individuals: 15%, 20.5%, 26%, 29% and 33%. For 2022, the taxable income thresholds at which the brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $50,197, 20.5% on taxable income over $50,197 and up to $100,392, 26% on taxable income over $100,392 and up to $155,625, 29% on taxable income over $155,625 and up to $221,708 and 33% on taxable income above $221,708.

The general federal corporate income tax rate in 2022 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation to 9%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (“GST”) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Basic groceries, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuel, tobacco, cannabis, alcohol and vaping products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues, employment insurance premium revenues, proceeds from the pollution pricing framework and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, net actuarial losses, and transfer payments to other levels of government, organizations and individuals.

Transfer payments, which generally make up about two-thirds of the government’s total spending, include a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. Transfer payments include income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for Indigenous Canadians. In fiscal 2020-21, transfer payments temporarily increased to three-quarters of total expenses, reflecting a number of temporary measures implemented through Canada’s Economic Response Plan to protect Canadians and businesses from the impacts of the pandemic.

The following table sets forth budgetary revenues, budgetary expenses, the annual surplus/deficit before net actuarial losses, the annual surplus/deficit and the accumulated deficit for the years shown.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	Year ended March 31(1)(2)
	2022	2021	2020	2019	2018
Revenues
Tax revenues
Income tax revenues
Personal	198,385	174,755	167,576	163,881	153,619
Corporate	78,815	54,112	50,060	50,368	47,805
Non-resident	10,789	8,107	9,476	9,370	7,845
	287,989	236,974	227,112	223,619	209,269
Other taxes and duties
Goods and services tax	46,165	32,415	37,386	38,221	36,751
Energy taxes	5,355	4,894	5,683	5,802	5,739
Customs import duties	5,237	4,254	4,853	6,881	5,416
Other excise taxes and duties	5,923	5,391	5,958	6,323	5,913
	62,680	46,954	53,880	57,227	53,819

Total tax revenues	350,669	283,928	280,992	280,846	263,088

Employment insurance premiums	23,856	22,392	22,219	22,295	21,140
Proceeds from the pollution pricing framework	6,341	4,380	2,655	–	–
Other revenues
Enterprise Crown corporations revenues and other government business enterprises	12,804	-10,542	5,059	7,101	7,731
Net foreign exchange revenues	873	2,173	2,410	1,667	1,473
Other	18,734	14,115	20,796	20,309	17,784

Total other revenues	32,411	5,746	28,265	29,077	26,988

Total revenues	413,277	316,446	334,131	332,218	311,216

Expenses
Program expenses
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	60,774	58,529	56,227	53,366	50,644
Major transfer payments to other levels of government
Canada health transfer	45,133	45,880	40,872	38,568	37,124
Canada social transfer	15,474	15,023	14,585	14,161	13,748
Canada-wide early learning and child care	2,948	–	–	–	–
Fiscal arrangements	19,121	19,299	18,030	17,929	17,575
Other major transfers	5,710	26,451	5,688	5,267	2,072

	88,386	106,653	79,175	75,925	70,519

Employment insurance and support measures	38,923	58,356	21,750	18,888	19,715
Children’s benefits	26,226	27,370	24,344	23,882	23,432
COVID-19 income support for workers	15,582	55,832	4,739	–	–
Canada emergency wage subsidy	22,291	80,166	–	–	–
Proceeds from the pollution pricing framework returned	3,814	4,566	2,636	664	–
Other transfer payments	88,478	97,961	54,405	51,753	47,138

Total transfer payments	344,474	489,433	243,276	224,478	211,448
Other expenses, excluding net actuarial losses	124,342	119,089	95,191	90,077	86,488

Total program expenses, excluding net actuarial losses	468,816	608,522	338,467	314,555	297,936
Public debt charges	24,487	20,358	24,447	23,266	21,889

Total expenses, excluding net actuarial losses	493,303	628,880	362,914	337,821	319,825

Annual surplus or deficit (–) before net actuarial losses	-80,026	-312,434	–28,783	–5,603	–8,609
Net actuarial losses	-10,186	-15,295	–10,609	–8,361	–10,352

Annual surplus or deficit (–)	-90,212	-327,729	–39,392	–13,964	–18,961
Accumulated deficit at beginning of year – as previously reported	-1,048,746	-721,360	–685,450	–671,254	–631,899
Accounting change and restatement – Public sector pensions	–	–	–	–	–19,641
Other comprehensive income or loss (–)	4,465	343	3,482	–232	–753

Accumulated deficit at end of year	-1,134,493	-1,048,746	–721,360	–685,450	–671,254

Source: Public Accounts of Canada 2022 (Volume 1, Table 1.1).

(1)	The figures for fiscal year 2018 were restated in fiscal year 2019 to reflect a change in revenue recognition criteria for consolidated Crown corporations. The 2018 restated figures have been audited.
(2)

An adjustment was made to the opening balance of the accumulated deficit in fiscal year 2018 to reflect the impact of a change in methodology for the determination of the discount rate for unfunded pension benefits.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations. Loans, investments and advances by the Government resulted in a net financial requirement of $23.3 billion in fiscal 2021-22.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2022, the Government’s liability in respect of pensions net of public sector pension assets, totaled $158.5 billion. This net liability is mainly comprised of the accrued benefit obligation determined as of March 31, 2022, which amounted to $367.5 billion, less pension assets of $222.7 billion and unrecognized actuarial gains of $12.8 billion. In fiscal 2021-22, the net pension liability decreased by $4.0 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Plan is excluded from the Government’s reporting entity because changes to the Plan require the agreement of two thirds of participating provinces and it is therefore not controlled by the Government. The Government administers the Plan under joint control with the provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent Canada Pension Plan Investment Board in a diversified portfolio that includes equities, under generally the same rules that apply to other private and public pension funds. Following federal and provincial approval to enhance the Plan, legislation was enacted in March of 2017 to increase the income replacement rate from one-quarter to one-third of pensionable earnings and increase the amount of maximum pensionable earnings by 14%.

Contributions are paid equally by employers and employees, and self-employed workers pay the full amount. To fund the enhanced benefits, annual Canada Pension Plan contributions will increase modestly over 7 years, starting in 2019, from 9.9% to 11.9% up to the current yearly maximum pensionable earnings limit and 8% on earnings between 100% and 114% of this limit.

As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $548.1 billion at March 31, 2022 ($502.8 billion at March 31, 2021). Of these net assets, $161.2 billion was transferred to the Canada Pension Plan Investment Board and $0.1 billion was a direct liability of the Government. The balance of $386.7 billion represents accumulated net income from Canada Pension Plan Investment Board’s operations and net receivables. The Government’s liability to the Canada Pension Plan Account represents the Plan’s deposit with the Receiver General of Canada.

Other Liabilities. The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $7.6 billion at March 31, 2022.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s tangible capital assets. Tangible capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased to $103.9 billion in fiscal 2021-22, up $2.8 billion from fiscal 2020-21.

Other Transactions

This category includes taxes receivable, other accounts receivable, the provincial, territorial and Aboriginal tax collection agreements account, amounts payable to taxpayers and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a financial source of $33.8 billion in fiscal 2021-22, compared to a financial source of $19.9 billion in fiscal 2020-21.

Foreign Exchange Accounts

Foreign exchange accounts include all transactions in international reserves held in the Exchange Fund Account (“EFA”) and balances with the International Monetary Fund. The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, and assets related to Canada’s commitment to the International Monetary Fund. Foreign exchange accounts increased by $11.4 billion in fiscal 2021-22, totalling $104.0 billion at March 31, 2022, due mainly to an increase in net advances to the EFA.

DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

(in millions of dollars)

	Year ended March 31(1)
	2022	2021	2020	2019	2018
Loans, Investments and Advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	–2,024	–907	–6,282	592	1,124
Business Development Bank of Canada	–1,846	5,179	–1,170	–1,765	–1,659
Farm Credit Canada	–3,114	–1,688	–2,791	–1,854	–2,324
Canadian Development Investment Corporation	–6,290	–3,725	–1,465	–4,790	–
Other	154	–8	22	14	–13
	–13,120	–1,149	–11,686	–7,803	–2,872
Investments
Share of annual loss or profit (–)	–11,535	11,638	–3,588	–5,920	–6,959
Other comprehensive loss or income (–)	–4,465	–343	–3,482	232	753
Dividends	6,050	13,592	3,618	6,427	8,058
Capital	–435	–18,470	–1,816	–125	–65
Other	2	–24	190	–	–
	–10,383	6,393	–5,078	614	1,787

Total	–23,503	5,244	–16,764	–7,189	–1,085
Less:
Loans expected to be repaid from future appropriations	225	115	167	204	264
Unamortized discounts and premiums	–6	15	8	1	–1

Total	–23,722	5,114	–16,939	–7,394	–1,348

Other loans, investments and advances
Portfolio investments	–26	–53	–	–	5
National governments, including developing countries	37	109	432	55	78
International organizations	–1,163	–1,231	–1,183	–989	–888
Provincial and territorial governments	55	–9	60	–16	–98
Other loans, investments and advances	–4,319	–47,757	–1,295	–1,242	760

Total	–5,416	–48,941	–1,986	–2,192	–143
Less: allowance for valuation	–1,387	–17,051	–335	–2,045	874

Total	–4,029	–31,890	–1,651	–147	–1,017

Total loans, investments & advances	–27,751	–26,776	–18,590	–7,541	–2,365

Pensions and Other Future Benefits
Public sector pensions	–3,979	–1,557	–2,378	–2,414	–757
Other employee and veteran future benefits	15,519	17,808	12,516	9,069	11,225

Total pensions and other future benefits	11,540	16,251	10,138	6,655	10,468

Other Liabilities
Canada Pension Plan Account	–38	–139	115	131	–74
Other liabilities	1,034	800	31	104	55

Total other liabilities	996	661	146	235	–19

Non-Financial Assets
Tangible capital assets	–4,307	–3,901	–4,740	–5,107	–4,159
Inventories	738	–3,593	430	78	163
Prepaid expenses	774	–2,054	–547	–12	77

Total non-financial assets	–2,795	–9,548	–4,857	–5,041	–3,919

Other Transactions
Taxes receivable	–25,565	–21,444	6,463	–4,526	–12,521
Other accounts receivable	6,456	–2,179	–3,530	2,535	–4,064
Provincial, Territorial and Indigenous Tax Agreements Account	16,140	7,691	–4,710	–351	5,034
Amounts payable related to tax	6,947	11,330	–5,014	3,324	6,799
Other liabilities	29,804	24,543	13,849	8,936	9,016

Total other transactions	33,782	19,941	7,058	9,918	4,264

Foreign Exchange Accounts
International reserves held in the Exchange Fund Account	–29,510	14,427	–4,817	–1,770	1,238
International Monetary Fund — Subscriptions	581	1,546	–729	198	–755
International Monetary Fund — Loans	65	171	178	229	350
	–28,864	16,144	–5,368	–1,343	833
Less: International Monetary Fund
Special drawing rights allocations	–17,945	840	–396	107	–409
Notes payable	490	3,023	243	1,300	–617
	–17,455	3,863	–153	1,407	–1,026

Total foreign exchange accounts	–11,409	12,281	–5,215	–2,750	1,859

Source: Public Accounts of Canada 2022 (Volume 1, Tables 1.5, 1.6).

(1)	The figures for fiscal year 2018 were restated in fiscal year 2019 to reflect a change in revenue recognition criteria for consolidated Crown corporations. The 2018 restated figures have been audited.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes, Euro-Medium Term Notes and global foreign currency marketable bonds.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2022	At March 31,
		2022	2021	2020	2019	2018
	(in millions)
Canadian Currency:
Marketable bonds	$1,047,215	$1,030,634	$875,023	$596,540	$569,169	$575,796
Treasury bills	185,000	187,400	218,800	151,867	134,300	110,700
Canada Savings Bonds	0	0	163	275	749	1,628
Canada Premium Bonds	0	0	136	222	487	957

Total Canadian currency	1,232,215	1,218,034	1,094,122	749,904	704,706	689,082

Foreign Currency:(1)
Canada Bills	2,634	2,575	4,054	2,160	2,699	2,591
Canada Notes	–	–	63	704	1,737	1,675
Euro Medium-Term Notes	–	–	–	409	559	882
Other marketable bonds(2)	17,802	11,877	11,310	12,668	11,020	10,926

Total foreign currency	20,437	14,452	15,427	15,941	16,015	16,074

Total Unmatured Market Debt	$1,252,652	$1,232,486	$1,109,549	$764,845	$720,721	$705,156

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 29, 2022	At March 31,
		2022	2021	2020	2019	2018
United States Dollar	1.3694	1.2502	1.2567	1.4076	1.3362	1.2884
Euro	1.3425	1.3831	1.4736	1.5522	1.4989	1.5853

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2022	At March 31,
		2022	2021	2020	2019	2018
	(in millions)
United States Dollars	13,000	9,500	9,000	9,000	6,004	6,020
Euro	–	–	–	2,000	2,000	2,000

Total Canadian currency unmatured market debt was $1,232 billion on September 30, 2022, an increase of $14,181 million from March 31, 2022. The increase resulted from an increase in outstanding marketable bonds.

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2022 to September 30, 2022, the Government issued an aggregate of $101,200 million of marketable bonds in Canadian currency and redeemed $88,106 million (no bonds were repurchased and cancelled during the period), for a net increase of $13,094 million. This was further increased by $3,487 million for the inflation compensation on Real Return Bonds, which resulted in an overall net increase of $16,581 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2022 to September 30, 2022, the amount of treasury bills outstanding decreased by $2,400 million.

In Budget 2017, released on March 22, 2017, the Government announced its decision to discontinue the sales of new Canada Savings Bonds and Canada Premium Bonds. All outstanding bonds will continue to be honoured. As of December 1, 2021, all Canada Savings Bonds and Canada Premium Bonds have matured. The outstanding balance of matured but unredeemed bonds is $518 million as of September 30, 2022.

Total foreign currency unmatured market debt was $20,437 million on September 30, 2022, an increase of $5,985 million from March 31, 2022. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of four global bond issues denominated in U.S. dollars.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2022, $64,654 million of Canadian dollars have been swapped for USD $51,623 million, $15,426 million of Canadian dollars have been swapped for EUR 10,472 million, $10,254 million of Canadian dollars have been swapped for GBP 5,659 million and $9,317 million Canadian dollars have been swapped for JPY 834,950 million. As of September 30, 2022, on a net basis $404 million Canadian dollars have been swapped for USD 310 million through foreign exchange swaps which mature in less than one year.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31
	2022	2021	2020	2019	2018
Marketable bonds(1)	1.49	1.63	2.19	2.28	2.18
Treasury bills	0.60	0.21	1.39	1.79	1.16
Retail debt	0.00	0.71	0.79	0.71	0.63
Canada bills	0.33	0.07	1.56	2.44	1.61
Medium-term notes	0.00	0.18	0.99	2.23	1.70
Total market debt	1.37	1.35	2.03	2.18	2.01

Source: Public Accounts of Canada 2022 (Volume 1, Table 6.8).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2022.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3)
2022	42,841	4,236
2023	194,699	241
2024	147,241	241
2025	103,043	9,040
2026	85,909	4,811
2027-2031	283,403	—
2032-2036	61,886	—
2037-2041	50,128	—
2042-2046	37,768	—
2047-2051	91,504	—
2052-2056	26,822	—
2057-2061	1,203	—
2062-2066	9,472	—

Source: Bank of Canada.

(1)	Does not include Canada Bills and excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.3694, EUR 1.00 = CAD 1.3425; the closing rates on September 29, 2022.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the Government’s financial statements.

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by agent enterprise Crown corporations amounted to $304,871 million as at March 31, 2022. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2022.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	20,371	838	965,952	987,160

Liabilities
Liabilities to other than Government
Borrowings	267	—	305,397	305,664
Other	12,514	204	420,846	433,565

	12,782	204	726,243	739,229

Net assets	7,589	634	239,708	247,931

Financial interest of the Government
Obligations to the Government	3,308	6	184,978	188,292
Net equity of the Government	4,281	628	54,730	59,639

Total financial interest	7,589	634	239,708	247,931

Contingent liabilities	(1)	(1)	8,098	8,098

Source: Public Accounts of Canada 2022 (Volume 1, Tables 4.1, 4.4, 9.3, 9.7).

(1)

Contingent liabilities of consolidated Crown corporations and other entities are included in the Government’s financial statements as follows: claims and pending and threatened litigation - provision accrued: $35.6 million; disclosure only: $21.0 million.

Note: Amounts may not add due to rounding.

Contingent Liabilities (with respect to Guarantees provided by the Government)

The contingent liabilities of the Government with respect to guarantees provided by the Government as at March 31, 2022 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees provided by the Government
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises	$304,871
Loan guarantees	13,157
Insurance programs managed by the Government	257,715
Other explicit guarantees	—

Total gross guarantees	575,743
Less: allowance for guarantees	390

Net exposure under guarantees	$575,353

Source: Public Accounts of Canada 2022 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2022.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

(in millions)

	Insurance in force	Net claims(1)	5-year average of net claims paid	Closing balance of Fund
Canada Deposit Insurance Corporation	1,025,235	—	—	5,383

Canada Mortgage and Housing Corporation:

Mortgage Insurance Fund	394,000	116	204	10,583
Mortgage-Backed Securities Guarantee Fund	460,000	—	—	1,516

Export Development Canada:
Export insurance contracts entered into on its own behalf	28,556	30	156	—

Farm Credit Canada	5,100	8	6	17

Source: Public Accounts of Canada 2022 (Volume 1, Table 11.8).

(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of assets and securities, which include: gold, silver, nickel and other coins; gold and silver bullion; foreign currencies; SDRs issued by the IMF; and securities issued or guaranteed by Canada or any province, and securities issued or guaranteed by the Government of the United States of America, of Japan, of the United Kingdom or of a member state of the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. Also, for the purposes of conducting monetary policy or promoting financial stability, if the Governor is of the opinion that there is a severe and unusual stress on a financial market or the financial system, the Bank may buy and sell from or to any person any securities and any other financial instruments, to the extent determined necessary by the Governor. The Bank may open accounts with other central banks, or in the Bank for International Settlements (“BIS”). The Bank may accept deposits from: the Government or any of its corporations or agencies; any province; any bank; any authorized foreign bank that is not subject to certain restrictions and requirements or any other member of Payments Canada, as well as financial market infrastructures. The Bank may pay interest to the Government on deposits held at the Bank and may pay interest to member institutions of Payments Canada on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals, nor offer commercial banking services.

The Bank is not required to maintain gold or foreign exchange reserves against its liabilities. The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to any member of Payments Canada. The Bank shall at all times make public the minimum rate at which it is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 50 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999. In 2021, the Lynx payment system replaced the LVTS system and is Canada’s real-time gross settlement system.

The Bank can implement monetary policy through two different frameworks, depending on how the Bank manages the balance sheet and supplies liquidity to the payment system. The interest rate corridor is one where the Bank supplies limited settlement balances to maintain a targeted level on a daily basis through the  auctioning  of  Government  of  Canada  cash  balances.  The  Bank  implemented this approach between 1999 and March 23, 2020. Or the Bank can use the floor system where the Bank does not target a specific level of settlement balances but ensures that the level is more than enough to meet demand from financial institutions. In the floor system, the Bank sets the deposit rate equal to the target rate. This system was implemented in March 2020 to reinforce the overnight target rate, and on April 13, 2022, the Bank announced that the floor system would remain in place. The following paragraph describes the floor system more fully.

The floor system has a simpler operational framework and has the ability to function effectively in both normal and exceptional circumstances (e.g., market-wide demand for liquidity). To do so, the Bank may allow settlement balances to reach a higher level than usual or cease targeting a specific level of settlement balances altogether. When the Bank provides an ample amount of settlement balances, the overnight rate is less sensitive to the overall level of settlement balances. Because of this, there is less need for intraday liquidity operations or afternoon Receiver General of Canada auctions that the Bank typically uses to achieve its target level of settlement balances. In such circumstances, the Bank may also narrow its operating band for implementing monetary policy, setting the deposit rate equal to the target for the overnight rate, while maintaining the Bank rate at 25 basis points above the target rate. Along with higher settlement balances, this helps motivate trading in the general collateral overnight market at or close to the deposit rate during the day and supports the Bank’s ability to achieve its overnight rate target.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic or payment system risk. If the Governor of the Bank is of the opinion that a clearing and settlement system could be operated in a manner that poses a systemic risk or payments system risk and the Minister is of the opinion that it is in the public interest to do so, the Governor may designate the clearing and settlement system as a clearing and settlement system that is subject to the Bank’s oversight. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic or payment risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system to remedy the situation.

The Payment Clearing and Settlement Act also gives the Bank powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems, make liquidity loans to designated systems and accept and pay interest on deposits from the designated systems and their participants. Furthermore, the Payment Clearing and Settlement Act establishes the Bank’s role as the resolution authority for Canadian designated systems. This new role came into force in 2019. The resolution regime’s main objectives are to promote financial stability, maintain the availability of critical financial services and minimize the potential exposure of public funds to a loss. To achieve this, the Bank is developing plans on how to respond to the unlikely event of a designated system in resolution in Canada. The Bank also has the power to lend to the clearing house of a system in resolution on an uncollateralized basis, and also the power to take temporary control of the system.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (“OSFI”) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate Canadian banks. In June 1999, legislation was passed to allow foreign banks to establish branches in Canada. Foreign banks can operate full-service branches or lending branches. As at November 14, 2022, the banking system consisted of 35 domestic banks, 15 foreign bank subsidiaries, 27 full-service foreign bank branches, and 4 foreign bank lending branches. Foreign branches are permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation). Moreover, foreign branches are not subject to the capital requirements of domestic banks; however, they are required to maintain a minimum capital equivalent deposit amount with a domestic federal financial institution.

Financial Sector Initiatives

The Government of Canada is responsible for ensuring the federal financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness and integrity of the sector. The five-year sunset clause in the financial institutions statutes, which include the Bank Act, the Insurance Companies Act and the Trust and Loan Companies Act, encourages regular review of the federal financial sector framework to ensure that it continues to meet the changing needs of its users. In the most recent review, conducted through 2016 and 2017, the Department of Finance consulted stakeholders regarding initiatives to improve the stability, efficiency and utility of the framework in the context of current trends and emerging risks. Stakeholders indicated that the financial sector legislative framework is functioning well, but called for targeted updates to adapt to innovations and sectoral developments.

Priority amendments were adopted in 2018 to implement targeted proposals from the review. These included: providing greater flexibility for financial institutions to undertake and leverage broader fintech activities that enable the delivery of financial services in new and innovative ways; permitting life and health insurance companies to make long-term equity investments in public infrastructure; and renewing the sunset date in the federal financial institutions statutes. A second phase of measures introduced a number of targeted and technical amendments to enhance the stability, efficiency, and utility of the financial sector. A third phase of measures was adopted in 2019 and introduced amendments to provide members of federal credit unions with more options for voting prior to and at annual general meetings.

In early 2021, the Government extended the sunset dates in the financial institutions statutes by two years to 2025, in order to enable full consideration of the impacts of the pandemic on the financial sector as part of the next legislative review. Budget 2022 announced the government’s intention to launch a financial sector legislative review focused on the digitalization of money and maintaining financial sector stability and security.

The Government has acted repeatedly since 2008 to protect the financial security of borrowers and increase discipline in mortgage funding markets. Successive rounds of macroprudential policy tightening were implemented to ensure that government-backed programs support safer forms of lending. Notably, in October 2016, the Government required lenders to test a borrower’s ability to make their mortgage payments at a higher interest rate for all insured mortgages. The Government has also prohibited the use of insured mortgages in securitization vehicles not sponsored by the Canada Mortgage and Housing Corporation, and restricted the use of optional portfolio insurance to government-sponsored securitization. In January 2018, OSFI implemented changes to its underwriting guidelines, affecting all mortgages underwritten by Federally Regulated Financial Institutions (“FRFIs”), which include a mortgage rate stress test for uninsured mortgage borrowers. In June 2021, OSFI issued a revised draft Mortgage Insurer Capital Adequacy Test (“MICAT”) 2023 guideline, reporting forms, and instructions for consultation. Key revisions to the MICAT 2023 guideline aim to adapt the MICAT for IFRS 17 Insurance Contracts, introduce a capital requirement on the loss components of liabilities for remaining coverage, and specify credit risk requirements in a manner consistent with IFRS 9 Financial Instruments terminology. In June 2021, the Office of the Superintendent of Financial Institutions implemented changes to its minimum qualifying rate for uninsured mortgages, concurrent with the Minister of Finance adjusting the framework for insured mortgages. Subject to review, all borrowers are now required to qualify for a residential mortgage at the greater of the borrower’s mortgage contract rate plus 2 per cent, or a "floor", initially set at 5.25 per cent.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In 2021, the Government and the Bank renewed the flexible inflation-targeting framework for 2022 to 2026. The Government of Canada and the Bank of Canada believe that the best contribution of monetary policy to the well-being of Canadians is to continue to focus on price stability. The Government and the Bank also agree that monetary policy should continue to support maximum sustainable employment, recognizing that maximum sustainable employment is not directly measurable and is determined largely by non-monetary factors that can change through time. Further, the Government and the Bank agree that because well-anchored inflation expectations are critical to achieving both price stability and maximum sustainable employment, the primary objective of monetary policy is to maintain low, stable inflation over time. The next review of the inflation-control framework will be in 2026.

The policy instrument the Bank uses to influence monetary conditions is the target overnight rate, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the target overnight rate necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the target overnight rate to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

The necessary efforts to contain the COVID-19 pandemic have caused a sudden and deep contraction in economic activity and employment worldwide. This has driven a flight to safety and a sharp repricing of a wide range of assets. It has also pushed down prices for commodities, especially oil. As a result, in March 2020, the Bank lowered its target for the overnight rate by 150 basis points to its effective lower bound of 25 basis points. The Bank also initiated extraordinary measures to support liquidity and market-functioning in the financial system. These measures have been effective at resolving the initial stress in financial markets and ensuring their well-functioning on a continued basis. In October 2020, the Bank began to gradually reduce the pace of the quantitative easing (“QE”) purchases, and the program shifted to supporting economic growth. Given the continued progress in the economic recovery, the Bank ended its QE program in October 2021, by moving into the reinvestment phase.

In 2022, as the economy moved into excess demand and inflation increased, the Bank has departed from the effective lower bound (in March 2022) and increased its target for the overnight rate, reaching 4.25% in December 2022. In addition, the Bank ended its reinvestment phase and began quantitative tightening, as a complement to the increases in the policy interest rate.

In the October 2022 Monetary Policy Report (“MPR”), the Bank expects economic growth to slow from 3.25% to just under 1% in 2023 and then pick up to 2% in 2024. CPI inflation is expected to ease as higher interest rates help rebalance demand and supply, price pressures from global supply disruptions fade, and the past effects of higher commodity prices dissipate. CPI inflation is projected to move down to about 3% by the end of 2023, and then return to the 2% target by the end of 2024.

The Bank stated that given elevated inflation and inflation expectations, as well as ongoing demand pressures in the economy, the Governing Council expects that the policy interest rate will need to rise further. Future rate increases will be influenced by their assessments of how tighter monetary policy is working to slow demand, how supply challenges are resolving, and how inflation and inflation expectations are responding. Quantitative tightening is complementing increases in the policy rate. Governing Council is resolute in its commitment to restore price stability for Canadians and will continue to take action as required to achieve the 2% inflation target.

Selected Interest Rates

Membership in International Economic Organizations

As of September 30, 2022, Canada’s paid-up quota in the IMF was SDR  11,024 million.  On September 29, 2022,  one  SDR  equaled $1.75. Canada also participates in the New Arrangements to Borrow (the “NAB”), which provides special financial resources to the IMF. The NAB is subject to periodic review and renewal by the IMF’s Board of Governors. On January 1, 2021, a NAB reform became effective, doubling the NAB credit arrangements and establishing a new NAB period through end-2025. As of September 30, 2022, Canada’s NAB commitment was SDR 7,747 million, with SDR 52 million drawn.

Alongside a number of G7, G20 and other partner countries, Canada also participates in the global undertaking to extend the IMF’s access to bilateral resources (also known as Bilateral Borrowing Agreements (“BBAs”). The previous 2016 agreement under which Canada provided a credit line of SDR 8,200 million ended on December 31, 2020. With the doubling of the NAB, the BBAs were roughly halved, keeping overall borrowed resources unchanged. A new BBA agreement became effective on January 1, 2021 for a term of three years through end-2023, extendable by one year. As of September 30, 2022, Canada’s bilateral credit line to the IMF was SDR 3,532 million.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At September 30, 2022
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development	$8,499	$620
International Finance Corporation	620	620
Multilateral Investment Guarantee Agency	57	11
Asian Development Bank	7,771	389
Inter-American Development Bank	7,026	242
Caribbean Development Bank	157	34
African Development Bank	8,087	369
European Bank for Reconstruction and Development	1,072	224
Asian Infrastructure Investment Bank	995	199

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions. Where applicable, subscription amounts were converted to U.S. dollar amounts using closing exchange rates as of September 30, 2022.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

CLAIMS AND OTHER

Contingent liabilities arise in the normal course of operations and their ultimate disposition is unknown. Contingent liabilities are potential liabilities which may become actual liabilities when one or more future events not wholly within the Government’s control occur or fail to occur. The following table presents the different components of the Government’s provision for contingent liabilities as at March 31, 2022.

2022 (in millions)
Claims
Pending and threatened litigation and other claims	30,765
Specific claims	15,169
Comprehensive land claims	7,112
Provision for guarantees provided by the Government	390

Total provision recorded	53,436

Source: Public Accounts of Canada 2022 (Volume 1, Section 2).

Claims

Where the Government has assessed a claim as likely and measurable, an estimated provision is determined using relevant historical experience, facts and circumstances. In situations where the estimate of loss is based on a range of amounts, the amount accrued within the range is the Government’s best estimate of the potential loss which may be at an amount lesser than the maximum of the range. Significant exposure to a liability could exist in excess of what has been accrued.

The Government has claims for which the outcome is likely to result in a liability, but the Government cannot reasonably measure the amount as at March 31, 2022, the financial statement date. These claims are continually reassessed as they progress through the legal process. Until more information becomes available which would allow for a reasonable estimate of the liability or the extent, no amount is accrued or disclosed.

As of March 31, 2022, claims for which the outcome was not determinable and for which an amount had not been accrued were estimated at $4,186 million ($4,791 million in fiscal year 2021). The resolution of these claims may result in a liability, if any, that differs from the estimated amount.

Pending and threatened litigation and other claims: There are thousands of pending and threatened litigation cases as well as claims outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not known in all cases. As a result, provisions that are recorded are based on the Government’s best estimate of the potential loss.

Specific claims: Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The past grievances may be proceeding via the legal system or via the specific claims program. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2022, there were 677 (627 in 2021) specific claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims and includes an estimate for claims that have been filed but not yet assessed.

Comprehensive land claims: Comprehensive land claims arise in areas of the country where Aboriginal rights and title have not been resolved by treaty or by other legal means. As of March 31, 2022, there were 84 (84 in 2021) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims.

Other

Assessed taxes under appeal: Contingent liabilities include previously assessed federal taxes where amounts are being appealed to the Tax Court of Canada, the Federal Court of Appeal, or the Supreme Court of Canada. As of March 31, 2022, an amount of $5,634 million ($4,269 million in 2021) was being appealed to the courts, for which the likelihood of an adverse outcome was not determinable or for which an amount could not be reasonably estimated. The Government has recorded, in the amounts payable related to tax or in reduction of the amounts receivable from taxpayers, as applicable, the estimated amount of appeals that are considered likely to be lost and that can be reasonably estimated.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon%	Issue date(s)	Series	Outstanding at September 30, 2022
2022 — Nov. 1	0.25	2020: Aug. 17, Aug. 24, Aug. 31, Sep. 14, Oct. 2, Oct. 13	L369	37,000,000,000
2023 — Feb. 1	0.25	2020: Oct. 26, Nov. 4, Nov. 18, Dec. 2, Dec. 29; 2021: Jan. 15	L773	32,000,000,000
2023 — Mar. 1	1.75	2017: Oct. 6, Nov. 10; 2018: Jan. 22, Feb. 16; 2019: Oct. 25, Nov. 15; 2020: Feb. 10, Feb. 28	H490	24,600,000,000
2023 — May 1	0.25	2021: Feb. 5, Feb. 19, Mar. 5, Mar. 17, Apr. 19	L856	30,000,000,000
2023 — Jun. 1	1.50	2012: Jul. 30, Oct. 22; 2013: Feb. 4, Apr. 2, May 6	A610	14,200,000,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,358,552,000
2023 — Aug. 1	0.25	2021: May 14, Jun. 21, Jun. 30, Jul. 19	M359	20,000,000,000
2023 — Sep. 1	2.00	2018: Apr. 6, May 22, Jul. 9, Aug. 24; 2020: Apr. 20, May 22, Jun. 19, Jul. 10, Aug. 4, Sep. 25	H987	40,500,000,000
2023 — Nov. 1	0.50	2021: Aug. 9, Aug. 23, Sep. 17, Oct. 8	M763	16,500,000,000
2024 — Feb. 1	0.75	2021: Oct. 22, Nov. 19, Dec. 15; 2022: Jan. 17, Feb. 4	M920	17,500,000,000
2024 — Mar. 1	2.25	2018: Oct. 5, Nov. 16; 2019: Jan. 18, Feb. 15	J546	11,907,680,000
2024 — Apr. 1	0.25	2020: Oct. 16, Oct. 28, Dec. 7; 2021: Feb. 26, Mar. 24, Apr.12, May 21	L690	37,000,000,000
2024 — May 1	1.50	2022: Feb. 22, Mar. 14, Apr. 19, May 11	N423	16,000,000,000
2024 — Jun. 1	2.50	2013: Jul. 2, Aug. 19, Oct. 7; 2014: Feb. 10, Apr. 28	B451	13,700,000,000
2024 — Aug. 1	2.75	2022: May 24, Jun. 8, Jul. 5, Jul. 18	N910	16,500,000,000
2024 — Sep. 1	1.50	2019: Apr. 5, May 10, Jul. 5, Aug. 23	J967	16,065,381,000
2024 — Oct. 1	0.75	2021: Jul. 12, Aug. 27, Oct. 27, Nov. 24	M508	14,000,000,000
2024 — Nov. 1	3.00	2022: Aug. 15, Aug. 31, Sep. 19	P402	12,000,000,000
2025 — Mar. 1	1.25	2019: Oct. 11, Nov 8; 2020: Feb. 3, Feb. 21, Mar. 25	K528	17,300,000,000
2025 — Apr. 1	1.50	2022: Jan. 24, Mar. 21, Apr. 22, Jun. 24	N340	12,000,000,000
2025 — Jun. 1	2.25	2014: Jun. 30, Jul. 28, Oct. 20; 2015: Jan. 27, Apr. 21	D507	13,100,000,000
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,133,858,000
2025 — Sep. 1	0.50	2020: Apr. 3, Apr. 14, May 15, Jun. 1, Jun. 29, Jul. 20, Aug. 7, Aug. 21, Sep. 8	K940	47,500,000,000
2025 — Oct. 1	3.00	2022: Jul. 25, Aug. 22	P246	5,000,000,000
2026 —Mar. 1	0.25	2020: Oct. 9, Oct. 23, Nov. 12, Dec. 9; 2021: Jan. 18, Feb. 16, Mar. 11, Apr. 5	L518	34,000,000,000
2026 — Jun. 1	1.50	2015: Jul. 21, Oct. 27; 2016: Jan. 26, Apr. 25, Jun. 27	E679	13,472,000,000
2026 —Sep. 1	1.00	2021: Apr. 16, May 7, Jun. 7, Jul. 9, Aug. 13, Sep. 23	L930	23,000,000,000
2026 —Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	9,151,537,500	(2)
2027 — Mar. 1	1.25	2021: Oct. 15, Nov. 15; 2022: Jan. 14, Feb. 24	M847	17,000,000,000
2027 — Jun. 1	1.00	2016: Aug. 3, Oct. 31; 2017: Mar. 7, May 1, Jun. 26	F825	14,740,000,000
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	3,620,841,000
2027 — Sep. 1	2.75	2022: May 13, Jun. 10, Jul. 22, Sep. 28	N837	16,000,000,000
2028 — Jun. 1	2.00	2017: Aug. 1, Oct. 30; 2018: Feb. 23, Apr. 27, Jun. 22	H235	13,500,000,000
2029 — Jun. 1	2.25	2018: Jul. 27, Oct. 19; 2019: Jan. 25, Apr. 22	J397	12,300,000,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	10,598,959,000
2029 — Dec. 1	2.25	2022: Mar. 29	N670	5,000,000,000
2030 — Jun. 1	1.25	2019: Jul. 26, Oct. 4; 2020: Jan. 17, Mar. 23, Apr. 1, Apr. 6, May 8, Jun. 22, Jul. 13, Aug. 10, Aug. 28, Sep. 28	K379	44,200,000,000
2030 —Dec. 1	0.50	2020: Oct. 5, Oct. 21, Nov. 16, Dec. 23; 2021: Jan. 11, Feb. 1, Mar. 8, Mar. 29	L443	40,000,000,000
2031 — Jun. 1	1.50	2021: Apr. 26, May 10, Jun. 16, Jul. 5, Jul. 23, Aug. 6, Sep. 7, Sep. 29	M276	42,000,000,000
2031— Dec. 1	1.50	2021: Oct. 25, Nov. 3, Dec. 1, Dec. 22; 2022: Jan. 10, Feb. 7, Mar. 2	N266	32,000,000,000
2031 —Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	9,716,740,000	(2)
2032 — Jun. 1	2.00	2022: Mar. 16, Apr. 25, May 4, May 27, Jun. 27, Jul. 11	N597	24,000,000,000
2032 — Dec. 1	2.50	2022: Aug. 8, Aug. 29, Sep. 26	P329	9,000,000,000
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	11,988,905,000
2036 —Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	8,695,791,000	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	11,730,774,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	13,838,441,000
2041 —Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	9,016,140,500	(2)
2044 —Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	10,197,418,000	(2)
2045 —Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6, Nov. 18; 2014: Feb. 18, Mar. 11	ZS68	16,300,000,000
2047 —Dec. 1	1.25	2013: Dec. 2; 2014: Mar. 3, Jun. 16, Aug. 25, Dec. 15; 2015: Mar. 16, Jun. 8, Sep. 8, Dec. 8; 2016: Mar. 7, Jun. 6, Sep. 19, Dec. 13; 2017: Feb. 13	B949	9,561,321,000	(2)
2048 —Dec. 1	2.75	2014: Jun. 2, Sep. 3, Nov. 17; 2015: Feb. 9, May 25, Aug. 24, Nov. 30; 2016: May 24, Oct. 3, Nov. 28; 2017: Jan. 31, May 23, Aug. 21, Oct. 2	D358	14,900,000,000
2050 —Dec. 1	0.50	2017: Jun. 5, Sep. 15, Dec. 1; 2018: Mar. 5, Jun. 18, Sep. 14, Nov. 30; 2019: Feb. 22, May 24, Sep. 13, Nov. 29; 2020: May 29, Sep. 4, Dec. 4; 2021: Feb. 12	G997	8,952,344,000	(2)
2051 —Dec. 1	2.00	2017: Dec. 22; 2018: Jan. 29, May 25, Aug. 17, Sep. 24, Nov. 2; 2019: Jan. 21, Apr. 29, Aug. 16, Sep. 30, Nov. 18; 2020: Mar. 18, Mar. 27, Apr. 24, Jun. 8, Jul. 27, Aug. 14, Sep. 21, Oct. 19, Nov. 2, Dec. 21; 2021: Jan. 25, Mar. 1, Mar. 22, May 3, May 28, Jun. 25	H722	51,816,529,000
2053 —Dec. 1	1.75	2021: Aug. 3, Aug. 30, Sep. 20, Nov. 1, Nov. 26, Dec. 20; 2022: Jan. 31, Feb. 28, Apr. 4, May 2, Jul. 4, Aug. 2	M680	27,000,000,000
2054 —Dec. 1	0.25	2021: Jun. 4, Sep. 3, Dec. 3; 2022: Mar. 11, May 30, Sep. 6	M433	2,301,831,000	(2)
2064 —Dec. 1	2.75	2014: May 1, Jul. 15, Nov. 25; 2017: Sep. 1, Nov. 20; 2021: May 20, Sep. 27, Nov. 8; 2022: Mar. 25	C939	8,750,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars:				1,047,215,043,000

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at September 30, 2022
Various maturity dates from Oct. 13, 2022 to Sept. 14, 2023	0.445 to 4.147	Various issue dates from Oct. 14, 2021 to Sept. 29, 2022	$185,000,000,000

CANADA SAVINGS BONDS

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2022

Total				$0

CANADA PREMIUM BONDS

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2022

Total				$0

Total Unmatured Market Debt Payable in Canadian Dollars	$1,232,215,043,000

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1) (3)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2022
Various maturity dates from Oct. 3, 2022 to April 24, 2023	0.83 to 3.18	USD 1,923,786,000	Various issue dates from Mar. 17, 2022 to Sept. 27, 2022	$2,634,432,548

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at September 30, 2022
2022 — Nov. 15	2.00	USD 3,000,000,000	2017 — Nov. 15	$4,108,200,000
2025 — Jan. 22	1.625	USD 3,000,000,000	2020 — Jan. 22	4,108,200,000
2026 — May 19	0.75	USD 3,500,000,000	2021 — May 19	4,792,900,000
2025 — Apr. 28	2.875	USD 3,500,000,000	2022 — April 28	4,792,900,000

Total				$17,802,200,000

Total Unmatured Market Debt Payable in Foreign Currency				$20,436,632,548

Total Unmatured Market Debt				$1,252,651,675,548

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2022), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2022 — Oct. 1	0.24440	$ 1,339,400	SOFR	USD 1,000,000
Oct. 16	1.06380	133,714,600	3 month LIBOR	103,000,000
Oct. 20	1.85500	97,620,000	3 month LIBOR	100,000,000
Oct. 20	1.90450	97,600,000	3 month LIBOR	100,000,000
Oct. 20	1.92060	97,500,000	3 month LIBOR	100,000,000
2023 — Feb. 20	1.93800	19,832,670	3 month LIBOR	20,100,000
Feb. 20	1.94000	51,027,900	3 month LIBOR	51,700,000
Feb. 20	1.93900	49,400,000	3 month LIBOR	50,000,000
Feb. 20	1.92890	49,680,000	Fixed	50,000,000
Feb. 20	1.93350	99,420,000	Fixed	100,000,000
Feb. 20	1.91400	50,135,000	Fixed	50,000,000
Feb. 20	1.99700	100,900,000	Fixed	100,000,000
Mar. 20	2.03160	50,150,000	Fixed	50,000,000
Mar. 20	2.02700	99,900,000	Fixed	100,000,000
Mar. 20	1.98480	50,150,000	Fixed	50,000,000
Mar. 20	1.98480	100,700,000	Fixed	100,000,000
Mar. 20	1.97830	50,325,000	Fixed	50,000,000
Mar. 20	2.04710	100,420,000	Fixed	100,000,000
Mar. 20	2.04400	150,465,000	Fixed	150,000,000
Mar. 20	2.02500	100,100,000	Fixed	100,000,000
Mar. 20	2.02830	100,100,000	Fixed	100,000,000
Mar. 20	2.03100	100,120,000	Fixed	100,000,000
Mar. 20	2.02000	101,250,000	Fixed	100,000,000
Mar. 20	2.01680	101,200,000	Fixed	100,000,000
Mar. 20	2.04500	101,680,000	Fixed	100,000,000
Apr. 20	1.89700	102,970,000	Fixed	100,000,000
Apr. 20	1.90510	103,030,000	Fixed	100,000,000
Apr. 20	1.95880	102,800,000	Fixed	100,000,000
Apr. 20	1.95380	102,760,000	Fixed	100,000,000
Apr. 20	1.94200	102,600,000	Fixed	100,000,000
Apr. 20	1.94100	102,650,000	Fixed	100,000,000
Apr. 20	1.95070	205,700,000	Fixed	200,000,000
Apr. 20	1.97460	102,650,000	Fixed	100,000,000
Apr. 20	1.97110	205,420,000	Fixed	200,000,000
Apr. 20	1.88460	78,771,000	3 month LIBOR	77,000,000
Apr. 20	1.83980	204,900,000	Fixed	200,000,000
May 3	1.13630	125,100,000	Fixed	100,000,000
May 20	1.71930	114,307,200	3 month LIBOR	112,000,000
May 20	1.71930	89,812,800	3 month LIBOR	88,000,000
May 20	1.69580	101,720,000	3 month LIBOR	100,000,000
Jun. 20	1.93050	103,100,000	3 month LIBOR	100,000,000
Jun. 22	1.4896	121,550,000	3 month LIBOR	100,000,000
Jul. 20	2.17690	102,000,000	3 month LIBOR	100,000,000
Jul. 20	2.19500	101,900,000	3 month LIBOR	100,000,000
Jul. 20	2.16600	101,700,000	3 month LIBOR	100,000,000
Jul. 20	2.15000	102,070,000	3 month LIBOR	100,000,000
Jul. 20	2.28700	207,000,000	3 month LIBOR	200,000,000
Jul. 20	2.28950	103,690,000	3 month LIBOR	100,000,000
Jul. 20	2.49090	48,650,400	3 month LIBOR	46,400,000
Aug. 20	1.1344	130,900,000	3 month LIBOR	100,000,000
Aug. 20	2.49150	105,850,000	3 month LIBOR	100,000,000
Aug. 20	2.47400	130,055,150	3 month LIBOR	123,100,000
Aug. 20	2.42970	104,000,000	SOFR	100,000,000
Sep. 18	1.3032	38,309,000	3 month LIBOR	29,000,000
Sep. 20	2.55970	205,800,000	3 month LIBOR	200,000,000
Sep. 20	2.51030	104,300,000	3 month LIBOR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	2.74130	$ 207,880,000	SOFR	USD 200,000,000
Oct. 20	2.61040	103,000,000	SOFR	100,000,000
Oct. 20	2.61040	51,500,000	SOFR	50,000,000
Oct. 20	2.61040	25,750,000	SOFR	25,000,000
Oct. 20	2.61040	25,750,000	SOFR	25,000,000
Dec. 13	1.3323	197,550,000	Fixed	150,000,000
2024 — Jan. 20	2.53160	78,345,000	SOFR	75,000,000
Jan. 20	2.58780	105,250,000	SOFR	100,000,000
Jan. 20	2.63700	104,850,000	SOFR	100,000,000
Jan. 20	2.64000	104,900,000	SOFR	100,000,000
Feb. 20	2.44240	78,120,000	SOFR	70,000,000
Feb. 20	2.57680	117,390,000	SOFR	107,500,000
Feb. 20	2.61220	109,600,000	SOFR	100,000,000
Mar. 20	2.36450	111,100,000	SOFR	100,000,000
Mar. 20	2.40440	111,350,000	SOFR	100,000,000
Apr. 20	2.49320	84,000,000	SOFR	75,000,000
May 20	2.38680	65,899,650	SOFR	60,100,000
May 20	2.44830	137,212,500	SOFR	125,000,000
May 20	2.47500	50,458,500	SOFR	45,000,000
Jun. 20	2.34430	109,740,000	Fixed	100,000,000
Jun. 20	2.36750	81,757,500	Fixed	75,000,000
Jun. 20	2.40570	109,640,000	Fixed	100,000,000
Aug. 20	2.11200	135,137,500	Fixed	125,000,000
Aug. 20	2.11420	136,813,205	SOFR	126,550,000
Aug. 20	2.11440	107,360,000	Fixed	100,000,000
Aug. 20	2.14130	107,370,000	SOFR	100,000,000
Aug. 20	2.21890	107,320,000	Fixed	100,000,000
Aug. 20	2.25360	106,750,000	Fixed	100,000,000
Aug. 20	2.25940	106,730,000	Fixed	100,000,000
Sep. 20	2.07730	109,370,000	SOFR	100,000,000
Sep. 20	2.08840	109,380,000	SOFR	100,000,000
Sep. 20	2.10840	109,150,000	SOFR	100,000,000
Oct. 20	2.08440	54,375,000	SOFR	50,000,000
Nov. 20	2.02720	111,800,000	SOFR	100,000,000
Nov. 20	1.95800	112,300,000	SOFR	100,000,000
Nov. 20	1.88120	113,080,000	Fixed	100,000,000
Nov. 20	1.98340	112,240,000	Fixed	100,000,000
Nov. 20	2.00210	113,040,000	Fixed	100,000,000
Dec. 2	1.90520	113,790,000	SOFR	100,000,000
Dec. 3	1.85390	113,780,000	SOFR	100,000,000
Dec. 11	1.87030	114,180,000	SOFR	100,000,000
Dec. 15	2.01060	13,745,295	SOFR	12,150,000
2025 — Jan. 16	1.5504	119,390,000	SOFR	100,000,000
Jan. 20	2.04600	114,150,000	Fixed	100,000,000
Jan. 22	1.4957	121,050,000	SOFR	100,000,000
Jan. 22	1.6175	59,780,000	Fixed	50,000,000
Jan. 30	1.3553	124,490,000	SOFR	100,000,000
Feb. 5	1.2298	125,240,000	Fixed	100,000,000
May 11	1.20510	64,925,000	Fixed	50,000,000
May 31	1.23740	258,800,000	Fixed	200,000,000
Jun. 2	1.20030	262,000,000	Fixed	200,000,000
Jun. 3	1.18618	196,275,000	Fixed	150,000,000
Jun. 6	1.17250	196,710,000	Fixed	150,000,000
Jun. 7	1.07010	64,745,000	Fixed	50,000,000
Jun. 13	1.03840	127,300,000	Fixed	100,000,000
Jun. 14	1.02860	127,110,000	Fixed	100,000,000
Jun. 14	1.03916	127,400,000	Fixed	100,000,000
Dec. 8	1.61800	133,730,000	Fixed	100,000,000
Dec. 10	1.54170	271,120,000	Fixed	200,000,000
Dec. 14	1.50160	271,800,000	Fixed	200,000,000
Dec. 17	1.48580	274,800,000	Fixed	200,000,000
Dec. 18	1.52620	275,720,000	Fixed	200,000,000
2026 — Feb. 4	1.15570	140,450,000	Fixed	100,000,000
Mar. 3	1.18280	202,290,000	Fixed	150,000,000
Apr. 18	1.28570	128,420,000	Fixed	100,000,000
Apr. 18	1.30940	128,400,000	Fixed	100,000,000
Apr. 19	1.28480	160,662,500	Fixed	125,000,000
Apr. 21	1.31760	127,180,000	Fixed	100,000,000
Apr. 22	1.31360	633,750,000	Fixed	500,000,000
Jul. 18	1.03600	258,440,000	Fixed	200,000,000
Jul. 18	1.03940	129,310,000	Fixed	100,000,000
Jul. 21	1.08950	195,555,000	Fixed	150,000,000
Aug. 5	1.07810	262,000,000	Fixed	200,000,000
Aug. 11	1.00290	262,340,000	Fixed	200,000,000
Aug. 12	0.99620	260,960,000	Fixed	200,000,000
Aug. 22	1.04870	255,320,000	Fixed	200,000,000
Aug. 23	0.83100	128,080,000	SOFR	100,000,000
Sep. 1	1.02180	130,620,000	Fixed	100,000,000
Sep. 1	1.02170	156,960,000	Fixed	120,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Sep. 7	1.06050	$ 162,687,500	Fixed	USD 125,000,000
Sep. 19	1.21390	198,045,000	Fixed	150,000,000
Sep. 21	1.19880	131,690,000	Fixed	100,000,000
Sep. 30	0.97050	132,190,000	Fixed	100,000,000
Sep. 30	0.96630	66,290,000	Fixed	50,000,000
Sep. 30	0.95990	132,470,000	Fixed	100,000,000
Oct. 3	0.97690	196,485,000	Fixed	150,000,000
Oct. 4	0.99950	131,250,000	Fixed	100,000,000
Oct. 5	0.99060	164,000,000	Fixed	125,000,000
Oct. 17	1.18900	131,930,000	Fixed	100,000,000
Oct. 24	1.17710	230,982,500	Fixed	175,000,000
Oct. 25	1.13570	99,922,500	Fixed	75,000,000
Oct. 26	1.13800	133,480,000	Fixed	100,000,000
Oct. 26	1.15210	133,870,000	Fixed	100,000,000
Oct. 28	1.16070	133,660,000	Fixed	100,000,000
Nov. 1	1.23170	334,900,000	Fixed	250,000,000
Nov. 2	1.21510	200,955,000	Fixed	150,000,000
Nov. 3	1.24200	267,740,000	Fixed	200,000,000
Nov. 8	1.18440	147,664,000	Fixed	110,000,000
Nov. 8	1.17350	100,822,500	Fixed	75,000,000
Nov. 21	1.52660	201,195,000	Fixed	150,000,000
Nov. 25	1.55800	200,925,000	Fixed	150,000,000
2027 — Jan. 6	1.74140	133,350,000	Fixed	100,000,000
Jan. 9	1.69530	265,720,000	Fixed	200,000,000
Apr. 7	1.60600	133,800,000	Fixed	100,000,000
Apr. 7	1.60600	133,960,000	Fixed	100,000,000
Apr. 7	1.59640	268,000,000	Fixed	200,000,000
Apr. 7	1.59330	134,130,000	Fixed	100,000,000
Apr. 11	1.55040	133,720,000	Fixed	100,000,000
Apr. 21	1.48350	67,350,000	Fixed	50,000,000
Apr. 24	1.50090	134,670,000	Fixed	100,000,000
Apr. 28	1.52590	339,500,000	Fixed	250,000,000
Apr. 28	1.51570	204,000,000	Fixed	150,000,000
May 9	1.5340	137,500,000	Fixed	100,000,000
May 9	1.53290	274,200,000	Fixed	200,000,000
Jun. 5	1.43600	134,990,000	Fixed	100,000,000
Jun. 5	1.43380	134,900,000	Fixed	100,000,000
Jun. 26	1.49080	132,600,000	Fixed	100,000,000
Jun. 26	1.49860	99,165,000	Fixed	75,000,000
2028 — Feb. 26	2.3080	63,570,000	Fixed	50,000,000
Feb. 27	2.2790	126,670,000	Fixed	100,000,000
Feb. 28	2.2200	126,880,000	Fixed	100,000,000
Mar. 6	2.1774	128,900,000	Fixed	100,000,000
Mar. 6	2.1799	128,890,000	Fixed	100,000,000
Mar. 12	2.2198	258,420,000	Fixed	200,000,000
Mar. 13	2.2420	257,280,000	Fixed	200,000,000
Mar. 26	2.1820	129,060,000	Fixed	100,000,000
Apr. 9	2.1858	191,700,000	Fixed	150,000,000
Apr. 10	2.1570	191,250,000	Fixed	150,000,000
Apr. 18	2.2807	188,775,000	Fixed	150,000,000
Apr. 23	2.3155	126,100,000	Fixed	100,000,000
Apr. 27	2.3482	128,800,000	Fixed	100,000,000
Jun. 4	2.2153	64,915,000	Fixed	50,000,000
Jun. 7	2.2416	130,020,000	Fixed	100,000,000
Jun. 8	2.3135	64,575,000	Fixed	50,000,000
Jun. 12	2.3047	64,900,000	Fixed	50,000,000
Jun. 14	2.2945	64,935,000	Fixed	50,000,000
Jun. 21	1.1467	123,480,000	Fixed	100,000,000
Jun. 22	2.1720	66,575,000	Fixed	50,000,000
Jun. 22	2.1697	133,210,000	Fixed	100,000,000
Jun. 25	2.1213	133,060,000	Fixed	100,000,000
Jun. 25	2.1262	133,040,000	Fixed	100,000,000
Jun. 26	2.1200	66,650,000	Fixed	50,000,000
Jun. 28	2.1010	133,100,000	Fixed	100,000,000
Jun. 28	2.0955	66,500,000	Fixed	50,000,000
Jul. 3	2.1035	132,870,000	Fixed	100,000,000
Jul. 9	2.1297	65,660,000	Fixed	50,000,000
Jul. 10	2.1274	131,000,000	Fixed	100,000,000
Jul. 13	1.0966	124,950,000	SOFR	100,000,000
Jul. 16	2.1629	197,475,000	Fixed	150,000,000
Jul. 16	2.1561	131,720,000	Fixed	100,000,000
Jul. 16	2.1549	98,752,500	Fixed	75,000,000
Jul. 17	2.1402	65,885,000	Fixed	50,000,000
Jul. 17	2.1310	65,835,000	Fixed	50,000,000
Jul. 17	2.1334	65,830,000	Fixed	50,000,000
Jul. 18	2.1618	131,300,000	Fixed	100,000,000
Jul. 19	2.1017	131,900,000	Fixed	100,000,000
Jul. 20	2.1210	132,260,000	Fixed	100,000,000
Jul. 20	1.0747	125,810,000	SOFR	100,000,000
Jul. 23	2.1222	66,240,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jul. 24	2.1723	$ 65,645,000	Fixed	USD 50,000,000
Jul. 25	2.2136	131,570,000	Fixed	100,000,000
Jul. 26	2.2344	131,660,000	Fixed	100,000,000
Jul. 26	2.2298	131,460,000	Fixed	100,000,000
Jul. 27	2.2229	65,630,000	Fixed	50,000,000
Jul. 30	2.2773	65,345,000	Fixed	50,000,000
Aug 13	1.0763	125,000,000	SOFR	100,000,000
Aug 27	1.0206	126,210,000	SOFR	100,000,000
Aug 30	1.0743	126,220,000	SOFR	100,000,000
Aug 31	1.0596	126,650,000	SOFR	100,000,000
Sep. 2	0.9883	126,180,000	SOFR	100,000,000
Sep. 14	1.0230	125,870,000	SOFR	100,000,000
Sep. 25	2.4299	129,200,000	Fixed	100,000,000
Oct. 2	2.42330	129,230,000	Fixed	100,000,000
Oct. 3	2.48300	128,200,000	Fixed	100,000,000
Oct. 5	2.48930	128,260,000	Fixed	100,000,000
Oct. 10	1.4432	123,830,000	Fixed	100,000,000
Oct. 16	2.48760	260,400,000	Fixed	200,000,000
Oct. 22	2.51600	130,340,000	Fixed	100,000,000
Oct. 22	2.51630	130,350,000	Fixed	100,000,000
Oct. 29	2.44760	130,520,000	Fixed	100,000,000
Oct. 29	2.43550	130,920,000	Fixed	100,000,000
Oct. 30	2.40560	131,510,000	Fixed	100,000,000
Oct. 30	2.40100	131,460,000	Fixed	100,000,000
Oct. 31	2.39760	131,050,000	Fixed	100,000,000
Nov. 1	2.40860	65,660,000	Fixed	50,000,000
Nov. 3	1.6085	123,670,000	Fixed	100,000,000
Nov. 19	2.37805	132,310,000	Fixed	100,000,000
Nov. 24	1.608	126,710,000	Fixed	100,000,000
Nov. 26	1.668	152,472,000	Fixed	120,000,000
Nov. 29	1.6896	253,860,000	Fixed	200,000,000
Dec. 3	2.30050	132,650,000	Fixed	100,000,000
Dec. 3	2.30070	132,700,000	Fixed	100,000,000
Dec. 4	2.27470	133,040,000	Fixed	100,000,000
Dec. 4	2.26650	133,170,000	Fixed	100,000,000
Dec. 4	2.26180	133,040,000	Fixed	100,000,000
Dec. 10	2.05280	134,220,000	Fixed	100,000,000
Dec. 10	2.03550	268,400,000	Fixed	200,000,000
Dec. 11	2.10190	132,960,000	Fixed	100,000,000
Dec. 11	2.10530	132,750,000	Fixed	100,000,000
Dec. 12	2.05570	133,550,000	Fixed	100,000,000
Dec. 15	1.36	204,432,000	Fixed	160,000,000
Dec. 17	1.3394	257,540,000	Fixed	200,000,000
Dec. 18	2.116	133,880,000	Fixed	100,000,000
Dec. 18	2.11250	133,850,000	Fixed	100,000,000
2029 — Jan. 8	1.89320	134,320,000	Fixed	100,000,000
Jan. 16	1.93840	132,680,000	Fixed	100,000,000
Jan. 22	1.98840	132,950,000	Fixed	100,000,000
Jan. 25	1.96490	133,650,000	Fixed	100,000,000
Feb. 7	1.93640	131,400,000	Fixed	100,000,000
Mar. 13	1.76100	134,190,000	Fixed	100,000,000
Mar. 25	2.31	125,600,000	Fixed	100,000,000
Apr. 5	1.70510	133,310,000	Fixed	100,000,000
Apr. 8	1.69880	133,610,000	Fixed	100,000,000
Apr. 10	1.72730	133,230,000	Fixed	100,000,000
Apr. 17	1.79980	133,150,000	Fixed	100,000,000
Apr. 17	1.75810	133,780,000	Fixed	100,000,000
Apr. 18	1.78000	133,720,000	Fixed	100,000,000
Apr. 18	1.78280	133,490,000	Fixed	100,000,000
Apr. 18	1.77920	133,560,000	Fixed	100,000,000
Apr. 24	1.76000	133,860,000	Fixed	100,000,000
Apr. 29	1.67900	135,030,000	Fixed	100,000,000
Apr. 29	1.69380	134,980,000	Fixed	100,000,000
Apr. 30	1.69280	134,920,000	Fixed	100,000,000
May 6	1.71920	134,680,000	Fixed	100,000,000
May 8	1.72130	134,560,000	Fixed	100,000,000
May 8	1.71700	134,470,000	Fixed	100,000,000
May 16	1.68930	134,580,000	Fixed	100,000,000
May 17	1.63650	134,800,000	Fixed	100,000,000
May 22	1.64400	134,910,000	Fixed	100,000,000
May 22	1.67090	134,740,000	Fixed	100,000,000
May 23	1.73500	134,240,000	Fixed	100,000,000
May 23	1.74300	134,120,000	Fixed	100,000,000
May 28	1.67270	134,880,000	Fixed	100,000,000
May 28	1.64800	134,860,000	Fixed	100,000,000
Jun. 6	2.9538	252,460,000	Fixed	200,000,000
Jul. 17	1.59960	130,250,000	Fixed	100,000,000
Jul. 20	3.117	323,750,000	Fixed	250,000,000
Jul. 26	1.45170	131,270,000	Fixed	100,000,000
Oct. 29	1.5009	130,670,000	Fixed	100,000,000
Nov. 22	1.4695	132,240,000	Fixed	100,000,000
Nov. 26	1.4675	132,640,000	Fixed	100,000,000
2030 — Mar. 28	2.3565	314,350,000	Fixed	250,000,000
May 11	3.0564	258,500,000	Fixed	200,000,000
Jun. 22	3.3531	325,875,000	Fixed	250,000,000
Jul. 8	0.5507	135,470,000	Fixed	100,000,000
Jul. 20	0.4983	135,450,000	Fixed	100,000,000
Jul. 24	0.4985	134,330,000	Fixed	100,000,000
Jul. 31	0.4775	133,630,000	Fixed	100,000,000
Aug. 6	0.43851	134,160,000	Fixed	100,000,000
Aug. 7	0.476	132,530,000	Fixed	100,000,000
Aug. 14	0.6126	132,650,000	Fixed	100,000,000
Aug. 18	0.6162	132,470,000	Fixed	100,000,000
Aug. 21	0.5588	131,680,000	Fixed	100,000,000
Aug. 27	0.5938	132,030,000	Fixed	100,000,000
Sep. 3	0.636	130,230,000	Fixed	100,000,000
Sep. 17	0.5609	131,590,000	Fixed	100,000,000
Sep. 25	0.557	133,510,000	Fixed	100,000,000
Oct. 1	0.5463	133,730,000	Fixed	100,000,000
Oct. 8	0.5965	132,660,000	Fixed	100,000,000
Oct. 16	0.5815	131,250,000	Fixed	100,000,000
Oct. 22	0.5984	131,840,000	Fixed	100,000,000
Nov. 2	0.6051	133,500,000	Fixed	100,000,000
Nov. 5	0.692	131,150,000	Fixed	100,000,000
Nov. 25	0.6933	130,880,000	Fixed	100,000,000
2031 — Mar. 25	2.3489	314,900,000	Fixed	250,000,000
Apr. 8	1.5197	125,500,000	Fixed	100,000,000
Apr. 14	1.5041	125,340,000	Fixed	100,000,000
Apr. 15	1.5011	125,650,000	Fixed	100,000,000
Apr. 16	1.5155	125,530,000	Fixed	100,000,000
Apr. 26	1.544	125,100,000	Fixed	100,000,000
Apr. 27	1.5093	124,880,000	Fixed	100,000,000
Apr. 30	1.5735	123,940,000	Fixed	100,000,000
May 5	1.5527	245,840,000	Fixed	200,000,000
May 11	1.5196	121,960,000	Fixed	100,000,000
May 17	1.6025	121,300,000	Fixed	100,000,000
May 18	1.5521	242,360,000	Fixed	200,000,000
May 21	1.5841	120,700,000	Fixed	100,000,000
May 28	1.4593	121,160,000	Fixed	100,000,000
Jun. 3	1.5156	120,320,000	Fixed	100,000,000
Jun. 3	1.5323	120,320,000	Fixed	100,000,000
Jun. 3	1.514	120,500,000	Fixed	100,000,000
Jun. 7	1.4932	120,740,000	Fixed	100,000,000
Jun. 7	1.5157	121,060,000	Fixed	100,000,000
Jul. 6	1.4013	123,980,000	Fixed	100,000,000
Jul. 9	1.2921	124,360,000	Fixed	100,000,000
Jul. 19	1.2947	125,430,000	Fixed	100,000,000
Jul. 20	1.2834	125,850,000	Fixed	100,000,000
Jul. 21	1.1671	127,600,000	Fixed	100,000,000
Jul. 27	1.2222	125,910,000	Fixed	100,000,000
Aug. 11	1.2192	125,530,000	SOFR	100,000,000
Aug. 12	1.2528	125,600,000	SOFR	100,000,000
Aug. 16	1.277	125,140,000	Fixed	100,000,000
Aug. 18	1.1565	125,760,000	Fixed	100,000,000
Sep. 16	1.1986	126,650,000	Fixed	100,000,000
Sep. 17	1.2238	126,470,000	SOFR	100,000,000
Oct. 4	1.4766	127,120,000	SOFR	100,000,000
Oct. 4	3.12	341,875,000	Fixed	250,000,000
Oct. 5	1.4758	126,700,000	SOFR	100,000,000
Nov. 4	1.719	124,000,000	Fixed	100,000,000
Nov. 5	1.7159	155,212,500	SOFR	125,000,000
Nov. 12	1.5906	149,412,000	SOFR	120,000,000
Nov. 17	1.667	156,575,000	SOFR	125,000,000
Nov. 19	1.7309	144,670,000	SOFR	115,000,000
Dec. 2	1.5398	165,971,000	SOFR	130,000,000
Dec. 3	1.578	223,037,500	SOFR	175,000,000
Dec. 3	1.5906	159,337,500	SOFR	125,000,000
Dec. 6	1.4832	224,420,000	SOFR	175,000,000
Dec. 7	1.528	254,940,000	SOFR	200,000,000
Dec. 13	1.5121	253,740,000	Fixed	200,000,000
Dec. 13	1.5258	158,562,500	SOFR	125,000,000
Dec. 14	1.5218	190,770,000	SOFR	150,000,000
Dec. 16	1.4338	256,660,000	Fixed	200,000,000
Dec. 20	1.3889	255,640,000	Fixed	200,000,000
Dec. 20	1.3677	319,900,000	Fixed	250,000,000
Dec. 21	1.3289	384,990,000	Fixed	300,000,000
Dec. 22	1.3078	271,824,000	Fixed	210,000,000
2032 — Jan. 6	1.6113	126,910,000	Fixed	100,000,000
Jan. 10	1.6739	261,641,500	SOFR	205,000,000
Jan. 11	1.7143	266,385,000	SOFR	210,000,000
Jan. 18	1.7179	187,350,000	SOFR	150,000,000
Jan. 20	1.8788	250,120,000	Fixed	200,000,000
Jan. 24	1.8458	124,820,000	Fixed	100,000,000
Jan. 31	1.7826	253,720,000	Fixed	200,000,000
Jan. 31	1.7811	254,000,000	Fixed	200,000,000
Feb. 1	1.7526	255,840,000	Fixed	200,000,000
Feb. 2	1.7696	191,010,000	SOFR	150,000,000
Feb. 7	1.8043	190,290,000	SOFR	150,000,000
Feb. 11	1.8539	190,215,000	Fixed	150,000,000
Feb. 15	1.9473	190,185,000	SOFR	150,000,000
Feb. 17	1.9494	127,210,000	SOFR	100,000,000
Feb. 18	1.9783	126,990,000	SOFR	100,000,000
Feb. 28	1.9304	257,200,000	SOFR	200,000,000
Mar. 1	1.9341	350,625,000	SOFR	275,000,000
Mar. 7	1.8011	252,800,000	Fixed	200,000,000
Mar. 9	1.709	254,840,000	Fixed	200,000,000
Mar. 9	1.6941	255,480,000	Fixed	200,000,000
Mar. 10	1.7894	257,360,000	SOFR	200,000,000
Mar. 10	1.8237	193,080,000	SOFR	150,000,000
Mar. 14	1.9257	159,937,500	SOFR	125,000,000
Mar. 15	1.9721	254,480,000	Fixed	200,000,000
Mar. 16	2.097	127,450,000	SOFR	100,000,000
Mar. 21	2.1836	253,420,000	SOFR	200,000,000
Mar. 21	2.1696	221,550,000	SOFR	175,000,000
Mar. 28	2.3912	250,780,000	Fixed	200,000,000
Mar. 30	2.4793	188,625,000	Fixed	150,000,000
Apr. 6	2.4131	312,325,000	Fixed	250,000,000
Apr. 6	2.4559	124,850,000	Fixed	100,000,000
Apr. 7	2.4816	248,880,000	Fixed	200,000,000
Apr. 7	2.5076	187,050,000	Fixed	150,000,000
Apr. 8	2.5719	249,760,000	Fixed	200,000,000
Apr. 8	2.5546	125,120,000	Fixed	100,000,000
Apr. 8	2.5484	312,600,000	Fixed	250,000,000
Apr. 11	2.5845	188,805,000	Fixed	150,000,000
Apr. 12	2.6206	251,680,000	SOFR	200,000,000
Jun. 7	3.005	188,520,000	SOFR	150,000,000
Jul. 28	2.7616	321,800,000	SOFR	250,000,000
Jul. 29	2.7853	193,185,000	SOFR	150,000,000
Jul. 29	2.76	193,425,000	SOFR	150,000,000
Aug. 2	2.636	257,140,000	SOFR	200,000,000
Aug. 3	2.6568	257,060,000	SOFR	200,000,000
Aug. 4	2.55	128,730,000	Fixed	100,000,000
Aug. 5	2.745	128,500,000	SOFR	100,000,000
Aug. 5	2.7449	192,675,000	SOFR	150,000,000
Aug. 8	2.6884	128,420,000	Fixed	100,000,000
Aug. 8	2.6764	128,640,000	Fixed	100,000,000
Aug. 8	2.685	128,580,000	Fixed	100,000,000
Aug. 26	3.0725	129,810,000	SOFR	100,000,000
Aug. 26	3.1025	129,800,000	SOFR	100,000,000
Aug. 26	3.0897	259,520,000	SOFR	200,000,000
Aug. 29	3.0957	258,860,000	SOFR	200,000,000
Aug. 29	3.0844	129,380,000	SOFR	100,000,000
Aug. 29	3.1019	258,340,000	SOFR	200,000,000
Aug. 29	3.0705	129,440,000	SOFR	100,000,000
Aug. 31	3.0794	260,400,000	SOFR	200,000,000
Aug. 31	3.102	130,000,000	SOFR	100,000,000
Sep. 1	3.087	262,000,000	SOFR	200,000,000
Sep. 1	3.071	131,000,000	SOFR	100,000,000

		$ 64,654,208,270		USD 51,622,600,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2022), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2023 — Jun. 18	1.4465	$138,600,000	Fixed	EUR 100,000,000
Sep. 20	2.69480	137,000,000	Fixed	100,000,000
Oct. 20	2.69570	138,800,000	Fixed	100,000,000
Oct. 20	2.81850	68,750,000	Fixed	50,000,000
2024 — May 20	2.37900	114,270,000	Fixed	75,000,000
May 20	2.38450	151,950,000	Fixed	100,000,000
Jul. 20	2.29210	147,100,000	Fixed	100,000,000
Jul. 20	2.29750	110,602,500	Fixed	75,000,000
Aug. 20	2.25000	109,312,500	Fixed	75,000,000
Aug. 28	1.2983	136,170,000	Fixed	90,000,000
Sep. 1	1.2937	134,550,000	Fixed	90,000,000
Sep. 4	1.3479	134,586,000	Fixed	90,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	2.12130	$105,652,500	Fixed	EUR 75,000,000
Oct. 20	2.18500	42,672,000	Fixed	30,000,000
Oct. 20	2.19030	85,056,000	Fixed	60,000,000
Oct. 20	2.20090	99,449,000	Fixed	70,000,000
Oct. 20	2.21480	128,925,000	Fixed	90,000,000
Nov. 28	1.99800	139,900,000	Fixed	100,000,000
Dec. 10	1.94890	140,550,000	Fixed	100,000,000
Dec. 15	2.03960	105,825,000	Fixed	75,000,000
2025 — Feb. 9	1.2820	142,380,000	Fixed	100,000,000
Sep. 3	1.4661	133,425,000	Fixed	90,000,000
2026 — Feb. 8	1.17530	153,574,400	Fixed	100,000,000
Apr. 8	1.6290	149,880,096	Fixed	100,000,000
Aug. 15	1.70460	244,125,000	Fixed	175,000,000
Oct. 3	1.4043	72,400,000	Fixed	50,000,000
2027 — Jan. 13	1.69020	138,700,000	Fixed	100,000,000
Jan. 17	1.72790	139,550,000	Fixed	100,000,000
Jan. 17	1.72220	139,530,000	Fixed	100,000,000
Jan. 23	1.74670	141,050,000	Fixed	100,000,000
Jan. 23	1.76540	141,250,000	Fixed	100,000,000
Jan. 25	1.71050	143,000,000	Fixed	100,000,000
Jan. 27	1.80010	140,720,000	Fixed	100,000,000
Feb. 6	1.74160	140,560,000	Fixed	100,000,000
Mar. 22	2.0333	139,220,000	Fixed	100,000,000
Apr. 28	1.52260	295,440,000	Fixed	200,000,000
May 20	2.8798	135,120,000	Fixed	100,000,000
Jul. 18	1.87360	145,300,000	Fixed	100,000,000
Oct. 3	1.4305	144,720,000	Fixed	100,000,000
2028 — Jan. 15	2.1719	150,950,000	Fixed	100,000,000
Jan. 23	2.2310	76,155,000	Fixed	50,000,000
Jan. 24	2.2238	152,510,000	Fixed	100,000,000
Feb. 1	2.2880	153,130,000	Fixed	100,000,000
Feb. 2	2.2815	76,505,000	Fixed	50,000,000
Feb. 7	2.3681	309,800,000	Fixed	200,000,000
Feb. 13	2.3452	154,400,000	Fixed	100,000,000
Feb. 14	2.3418	154,270,000	Fixed	100,000,000
Sep. 13	1.0101	149,720,000	Fixed	100,000,000
2029 — Feb. 20	1.93070	149,710,000	Fixed	100,000,000
May 16	1.67350	150,990,000	Fixed	100,000,000
Jun. 17	1.47780	150,300,000	Fixed	100,000,000
Jun. 27	1.45330	299,820,000	Fixed	200,000,000
Jul. 5	1.45600	44,373,000	Fixed	30,000,000
Jul. 15	1.57600	147,190,000	Fixed	100,000,000
Jul. 16	1.61500	146,730,000	Fixed	100,000,000
Aug. 23	1.19040	147,360,000	Fixed	100,000,000
Aug. 28	1.21000	148,160,000	Fixed	100,000,000
Aug. 30	1.11080	147,590,000	Fixed	100,000,000
Aug. 30	1.12240	147,300,000	Fixed	100,000,000
Sep. 23	1.40310	293,740,000	Fixed	200,000,000
Oct. 21	1.5616	134,596,000	Fixed	92,000,000
Nov. 14	1.5996	145,750,000	Fixed	100,000,000
Nov. 15	1.538	145,880,000	Fixed	100,000,000
2030 — Jan. 6	1.6261	145,160,000	Fixed	100,000,000
Jan. 10	1.5776	289,516,000	Fixed	200,000,000
Jan. 15	1.6098	145,040,000	Fixed	100,000,000
Jan. 15	1.6121	145,150,000	Fixed	100,000,000
Feb. 18	1.3795	143,920,000	Fixed	100,000,000
Jun. 8	0.6676	130,041,500	Fixed	85,000,000
Jun. 11	0.6341	129,327,500	Fixed	85,000,000
Jun. 25	0.5443	129,956,500	Fixed	85,000,000
Jul. 2	0.5175	153,970,000	Fixed	100,000,000
Jul. 10	0.5315	153,460,000	Fixed	100,000,000
Jul. 21	0.504	155,010,000	Fixed	100,000,000
Jul. 22	0.4989	155,100,000	Fixed	100,000,000
Jul. 23	0.5137	154,030,000	Fixed	100,000,000
Jul. 30	0.4978	157,020,000	Fixed	100,000,000
Aug. 13	0.5423	156,790,000	Fixed	100,000,000
Aug. 26	0.5462	155,810,000	Fixed	100,000,000
Sep. 1	0.5824	155,560,000	Fixed	100,000,000
Sep. 4	0.577	155,050,000	Fixed	100,000,000
Sep. 18	0.5374	156,230,000	Fixed	100,000,000
Sep. 24	0.553	156,400,000	Fixed	100,000,000
Oct. 7	0.5922	156,200,000	Fixed	100,000,000
Oct. 19	0.5458	154,750,000	Fixed	100,000,000
Oct. 26	0.6272	155,520,000	Fixed	100,000,000
Oct. 27	0.6553	155,610,000	Fixed	100,000,000
Nov. 12	0.775	153,270,000	Fixed	100,000,000
Nov. 13	0.794	153,920,000	Fixed	100,000,000
Nov. 19	0.7142	155,440,000	Fixed	100,000,000
2031 — May 3	1.6003	148,910,000	Fixed	100,000,000
May 20	1.5874	147,230,000	Fixed	100,000,000
May 26	1.5575	146,980,000	Fixed	100,000,000
Oct. 21	1.6202	216,090,000	Fixed	150,000,000
2032 — Jan. 7	1.5788	215,955,000	Fixed	150,000,000
Jan. 12	1.7333	215,430,000	Fixed	150,000,000
Jan. 13	1.7145	214,830,000	Fixed	150,000,000
Jan. 20	1.8176	355,825,000	Fixed	250,000,000
Mar. 23	2.2826	138,880,000	Fixed	100,000,000
Mar. 24	2.3852	208,470,000	Fixed	150,000,000
Mar. 24	2.3948	83,208,000	Fixed	60,000,000
Jul. 7	3.0701	100,245,000	Fixed	75,000,000

		$15,425,898,496		EUR 10,472,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2022), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2023 — Sep. 10	2.15160	$ 59,311,981	Fixed	JPY 5,000,000,000
Oct. 18	2.39750	115,473,441	Fixed	10,000,000,000
Oct. 19	2.38740	115,685,844	Fixed	10,000,000,000
Oct. 19	2.38300	231,722,860	Fixed	20,000,000,000
Oct. 22	2.42600	115,828,685	Fixed	10,000,000,000
Oct. 31	2.35370	116,672,500	Fixed	10,000,000,000
Nov. 1	2.34760	139,809,626	Fixed	12,000,000,000
Nov. 7	2.43020	196,875,470	Fixed	17,000,000,000
Nov. 9	2.44630	115,377,515	Fixed	10,000,000,000
Nov. 13	2.44080	115,227,286	Fixed	10,000,000,000
Nov. 14	2.43410	115,944,718	Fixed	10,000,000,000
Nov. 15	2.39570	116,292,592	Fixed	10,000,000,000
Nov. 16	2.38700	116,191,251	Fixed	10,000,000,000
Nov. 19	2.31140	116,890,707	Fixed	10,000,000,000
Nov. 19	2.31300	116,814,242	Fixed	10,000,000,000
Dec. 10	1.98690	119,260,584	Fixed	10,000,000,000
Dec. 10	1.97030	119,431,506	Fixed	10,000,000,000
2024 — Jan. 24	1.91490	121,943,784	Fixed	10,000,000,000
Jan. 25	1.90120	121,614,555	Fixed	10,000,000,000
Jan. 31	1.88340	60,580,360	Fixed	5,000,000,000
Jul. 18	1.53040	121,921,483	Fixed	10,000,000,000
Jul. 26	1.36560	121,472,735	Fixed	10,000,000,000
Aug. 1	1.41820	121,315,055	Fixed	10,000,000,000
Oct. 23	1.5662	120,869,292	Fixed	10,000,000,000
Oct. 25	1.504	120,637,448	Fixed	10,000,000,000
Dec. 9	1.6206	121,000,000	Fixed	10,000,000,000
Dec. 10	1.6095	121,770,000	Fixed	10,000,000,000
Dec. 11	1.5796	121,900,000	Fixed	10,000,000,000
Dec. 12	1.5892	121,900,000	Fixed	10,000,000,000
2025 — Feb. 5	1.3144	122,000,000	Fixed	10,000,000,000
Feb. 6	1.3164	121,600,000	Fixed	10,000,000,000
Feb. 7	1.382	121,000,000	Fixed	10,000,000,000
Feb. 10	1.3761	192,835,500	Fixed	15,950,000,000
Mar. 3	1.0584	124,000,000	Fixed	10,000,000,000
May 28	0.3873	64,300,000	Fixed	5,000,000,000
May 29	0.3825	64,050,000	Fixed	5,000,000,000
Jun. 17	0.3258	63,400,000	Fixed	5,000,000,000
Jun. 19	0.3603	63,100,000	Fixed	5,000,000,000
Oct. 2	0.3397	126,400,000	Fixed	10,000,000,000
Oct. 20	0.3244	125,300,000	Fixed	10,000,000,000
Oct. 23	0.3700	125,300,000	Fixed	10,000,000,000
Nov. 4	0.3957	126,600,000	Fixed	10,000,000,000
Nov. 20	0.436	125,838,398	Fixed	10,000,000,000
Nov. 26	0.455	124,595,066	Fixed	10,000,000,000
2026 — Jun. 7	0.943	109,892,525	Fixed	10,000,000,000
Jun. 15	0.8603	110,465,502	Fixed	10,000,000,000
Jun. 21	0.9461	111,610,880	Fixed	10,000,000,000
Jul. 26	0.8043	116,022,740	Fixed	10,000,000,000
Aug. 24	0.8328	117,453,606	Fixed	10,000,000,000
Aug. 25	0.859	115,821,172	Fixed	10,000,000,000
Sep. 3	0.858	114,584,288	Fixed	10,000,000,000
Sep. 7	0.8318	114,626,318	Fixed	10,000,000,000
Nov. 1	1.4694	108,837,614	Fixed	10,000,000,000
Nov. 2	1.4495	108,613,012	Fixed	10,000,000,000
Dec. 1	1.4723	112,069,932	Fixed	10,000,000,000
2029 — May 18	2.8375	150,037,509	Fixed	15,000,000,000
Jun. 9	3.058	239,762,156	Fixed	25,000,000,000
Jun. 15	3.251	141,362,737	Fixed	15,000,000,000
Jun. 29	3.31	190,476,190	Fixed	20,000,000,000
Jul. 5	3.32	141,576,215	Fixed	15,000,000,000
2030 — Jun. 7	2.958	292,568,754	Fixed	30,000,000,000
Jun. 8	3.026	192,400,192	Fixed	20,000,000,000
Jun. 13	3.158	285,008,550	Fixed	30,000,000,000
Jun. 23	3.4525	189,933,523	Fixed	20,000,000,000
2032 — Feb. 1	1.8023	165,892,502	Fixed	15,000,000,000
Mar. 17	2.115	108,695,652	Fixed	10,000,000,000
Apr. 28	2.733	150,890,252	Fixed	15,000,000,000
May 6	2.7275	150,285,543	Fixed	15,000,000,000
May 9	2.8249	147,174,254	Fixed	15,000,000,000
May 16	2.97	149,820,216	Fixed	15,000,000,000
May 27	2.7945	150,966,184	Fixed	15,000,000,000

		$ 9,316,902,502		JPY 834,950,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2022), the Government’s Canadian dollar liability has been swapped into a pound sterling liability.

	Canadian dollar liability		Pound sterling liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2023 — Sep. 8	1.2519	$ 167,535,000	Fixed	GBP 85,000,000
2024 — Sep. 8	1.3753	133,510,000	Fixed	65,000,000
Sep. 8	1.4063	132,223,000	Fixed	65,000,000
2025 — Sep. 8	1.4788	131,690,000	Fixed	65,000,000
Sep. 8	1.4817	132,795,000	Fixed	65,000,000
Sep. 8	1.4982	132,632,500	Fixed	65,000,000
Sep. 8	1.5052	133,009,500	Fixed	65,000,000
Sep. 8	1.5578	131,787,500	Fixed	65,000,000
Sep. 8	1.5955	123,825,000	Fixed	65,000,000
Sep. 8	1.6630	153,120,000	Fixed	80,000,000
Sep. 8	1.7711	104,208,500	Fixed	55,000,000
Sep. 8	1.7750	142,905,000	Fixed	75,000,000
Sep. 8	1.7984	165,180,500	Fixed	85,000,000
Sep. 8	1.8166	98,587,800	Fixed	54,000,000
Sep. 8	1.8258	164,900,000	Fixed	85,000,000
Sep. 8	1.45800	198,950,000	Fixed	100,000,000
Sep. 8	1.46210	202,120,000	Fixed	100,000,000
Sep. 8	1.45290	131,365,000	Fixed	65,000,000
Sep. 8	1.68360	131,625,000	Fixed	65,000,000
Sep. 8	1.66710	131,950,000	Fixed	65,000,000
Sep. 8	1.61080	140,777,000	Fixed	70,000,000
Sep. 8	1.58350	200,970,000	Fixed	100,000,000
Sep. 8	1.57250	203,300,000	Fixed	100,000,000
Sep. 8	1.45380	207,800,000	Fixed	100,000,000
Sep. 8	1.32500	133,835,000	Fixed	65,000,000
Sep. 8	1.33340	288,174,000	Fixed	140,000,000
Sep. 8	1.31470	204,800,000	Fixed	100,000,000
Sep. 8	1.18950	101,650,000	Fixed	50,000,000
Sep. 8	1.25740	141,225,000	Fixed	70,000,000
Sep. 8	1.25510	282,940,000	Fixed	140,000,000
Sep. 8	1.17710	99,760,000	Fixed	50,000,000
Sep. 8	1.22870	281,848,000	Fixed	140,000,000
Sep. 8	1.13580	101,385,000	Fixed	50,000,000
2026 — Mar. 7	1.26820	142,327,500	Fixed	75,000,000
Mar. 22	1.31940	131,383,000	Fixed	70,000,000
Mar. 24	1.29830	93,100,000	Fixed	50,000,000
May 19	1.37420	264,510,000	Fixed	150,000,000
Dec. 2	1.58030	200,280,000	Fixed	120,000,000
2027 — Jan. 12	1.67990	160,640,000	Fixed	100,000,000
Jan. 24	1.74510	164,350,000	Fixed	100,000,000
Feb. 1	1.79150	164,200,000	Fixed	100,000,000
Feb. 3	1.80000	165,500,000	Fixed	100,000,000
Feb. 6	1.73900	163,300,000	Fixed	100,000,000
Feb. 13	1.64020	247,050,000	Fixed	150,000,000
Feb. 21	1.77800	81,550,000	Fixed	50,000,000
Feb. 22	1.71720	162,680,000	Fixed	100,000,000
Mar. 6	1.70010	164,070,000	Fixed	100,000,000
Mar. 6	1.70730	164,080,000	Fixed	100,000,000
Mar. 15	1.83300	327,000,000	Fixed	200,000,000
Mar. 16	1.85790	343,665,000	Fixed	210,000,000
2031 — Dec. 21	1.31128	255,435,000	Fixed	150,000,000
2032 — Jan. 21	1.8856	169,960,000	Fixed	100,000,000
Feb. 1	1.7566	256,905,000	Fixed	150,000,000
May 5	2.9046	241,395,000	Fixed	150,000,000
Jun. 10	3.2311	157,130,000	Fixed	100,000,000
Aug. 24	2.9565	192,025,000	Fixed	125,000,000
Sep. 2	3.0631	228,600,000	Fixed	150,000,000
Sep. 2	3.0694	152,490,000	Fixed	100,000,000
Sep. 6	3.1809	227,940,000	Fixed	150,000,000

		$ 10,253,948,800		GBP 5,659,000,000

Unmatured Market Debt (Continued)

(D) FOREIGN EXCHANGE SWAPS

For the foreign exchange swaps listed below (outstanding as of September 30, 2022), the Government swapped Canadian dollars for U.S. dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2022 — Oct. 7	$404,192,081	USD 310,116,094

(E) FOREIGN EXCHANGE FORWARDS

The  Government  entered  into  transactions  to  purchase  (outstanding  as  of  September  30,  2022):  EUR 1,207,000  in  exchange  for USD 1,214,242,  JPY 43,400,000  in  exchange  for  USD 319,188, GBP 261,000  in  exchange  for  USD 309,327,  and  CNH 3,550,000 in  exchange  for  USD  518,157; USD  1,787,183,747  in  exchange  for  EUR  1,765,705,000,  USD  470,509,421  in  exchange  for JPY 63,544,500,000, USD 455,412,126 in exchange for GBP 382,013,000, and USD 761,159,651 in exchange for CNH 5,192,860,000.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)	Converted at USD 1.00 = CAD 1.3694, EUR 1.00 = CAD 1.3425 the closing rates on September 29, 2022.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2022
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Canada Mortgage and Housing Corporation	$258,831	$—	$258,831
Canada Post Corporation	998	—	998
Export Development Canada	996	43,323	44,319
Farm Credit Canada	—	673	673
Freshwater Fish Marketing Corporation	17	—	17
Royal Canadian Mint	33	—	33

Total	$260,875	$43,996	$304,871

Source: Public Accounts of Canada 2022 (Volume 1, Table 9.5) and Public Services and Procurement Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations and interest thereon is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings therefore constitute obligations of the Government and are recorded as such net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

	Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2022 (IN MILLIONS OF DOLLARS)

Guaranteed borrowings of enterprise Crown corporations and other government business enterprises
Agent enterprise Crown corporations	304,871

Other guarantees provided by the Government
Loan guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
Advance Payments Program—Agricultural Marketing Programs Act	921
Loans to farmers under the Canadian Agricultural Loans Act	85
Employment, Workforce Development and Disability Inclusion
Department of Employment and Social Development
Canada Student Loans Act	—	(1)
Finance
Department of Finance
International Bank for Reconstruction and Development	148
Indigenous Services
Department of Indigenous Services
Indian Economic Development Guarantee Program	—	(1)
On-Reserve Housing Guarantee Program
Canada Mortgage and Housing Corporation	1,597
Other approved lenders	280
Innovation, Science and Industry
Department of Industry
Canada Small Business Financing Act	1,070
College of Patent and Trademark Agents	—
Natural Resources
Department of Natural Resources
Lower Churchill Hydro Electric Projects	9,056

Total—Loan guarantees	13,157

Insurance programs managed by the Government
Canadian Heritage
Department of Canadian Heritage
Canada Travelling Exhibitions Indemnification Act	—
Finance
Department of Finance
Mortgage or Hypothecary Insurance Protection	257,704
Global Affairs
Department of Foreign Affairs, Trade and Development
Accounts administered for the Government by Export Development Canada	11
Natural Resources
Department of Natural Resources
Nuclear Liability Account	—

Total—Insurance programs managed by the Government	257,715

Other explicit guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
National Biomass Ethanol Program	—
Price Pooling Program—Agricultural Marketing Programs Act	—

Total—Other explicit guarantees	—

Total—Gross guarantees	575,743

Less: allowance for guarantees	390

Net exposure under guarantees	575,353

Source: Public Accounts of Canada 2022 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

(1)	Less than $500,000.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2022 through  November  30,  2022,  Government  of  Canada  domestic  marketable  bonds  outstanding  decreased  by $4,020 million to $1,024,152 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturing Amount
October 3, 2022	1.75	December 1, 2053	$1,500,000,000
October 7, 2022	2.50	December 1, 2032	4,000,000,000
October 17, 2022	3.00	November 1, 2024	4,000,000,000
October 21, 2022	3.50	March 1, 2028	4,000,000,000
October 24, 2022	3.00	October 1, 2025	2,500,000,000
October 31, 2022	1.75	December 1, 2053	2,000,000,000
November 1, 2022	0.25			$37,000,000,000
November 2, 2022	3.75	February 1, 2025	4,000,000,000
November 7, 2022	2.50	December 1, 2032	4,000,000,000
November 14, 2022	3.50	March 1, 2028	3,500,000,000
November 21, 2022	3.00	October 1, 2025	2,500,000,000
November 25, 2022	1.75	December 1, 2053	1,500,000,000

			$33,500,000,000	$37,000,000,000

From October 1, 2022 through November 30, 2022, three repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon (%)	Maturity Date	Amount Repurchased
November 8, 2022	1.50	June 1, 2023	25,000,000
November 8, 2022	0.75	February 1, 2024	50,000,000
November 8, 2022	0.25	April 1, 2024	20,000,000
November 8, 2022	1.50	May 1, 2024	200,000,000
November 15, 2022	1.75	March 1, 2023	100,000,000
November 22, 2022	0.25	February 1, 2023	75,000,000
November 22, 2022	1.75	March 1, 2023	50,000,000

TREASURY BILLS

From October 1, 2022 through November 30, 2022, treasury bills outstanding increased by $3,200 million to $188,200 million.

CANADA BILLS

From October 1, 2022 through November 30, 2022, Canada Bills outstanding increased by U.S.$175,288,000 to U.S.$2,099,074,000.

CROSS CURRENCY SWAPS

From October 1, 2022  through  November  30,  2022,  Canadian  dollar  liabilities  of  $4,744,425,500  were  swapped  into  liabilities  of USD 3,500,000,000; Canadian dollar liabilities of $546,810,000 were swapped into liabilities of EUR 400,000,000; and Canadian dollar liabilities of $375,840,016 were swapped into liabilities of JPY 40,000,000,000.

FOREIGN EXCHANGE FORWARDS

As of November 30, 2022, the Government had outstanding transactions to purchase: EUR 2,155,000 in exchange for USD 2,236,252, JPY 77,500,000 in exchange for USD 556,957,  GBP  466,000  in  exchange  for  USD  553,922  and  CNH  6,340,000  in  exchange  for USD 891,649; USD 1,791,949,234 in exchange for  EUR  1,785,767,000,  USD  441,799,158  in  exchange  for  JPY  64,266,500,000, USD 447,324,103 in exchange for GBP 386,354,000, and USD 726,300,927 in exchange for CNH 5,251,860,000.

FOREIGN EXCHANGE SWAPS

As of November 30, 2022, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2023 – Jan. 9	$416,001,150	USD 304,324,773